Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

DIVERSA CORPORATION,

a Delaware corporation;

CONCORD MERGER SUB, INC.,

a Delaware corporation;

CELUNOL CORP.,

a Delaware corporation; and

WILLIAM LESE,

as the Company Stockholders’ Representative

Dated as of February 12, 2007

i

EXHIBITS

Exhibit A—Certain Definitions

Exhibit B—Voting Agreements

Exhibit C—Form of Promissory Note

Exhibit D—Form of Lockup Agreement

Exhibit E—Form of Escrow Agreement

Exhibit F—Form of Opinion from Bingham McCutchen LLP

Exhibit G—Letter Agreement

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of February 12, 2007, by and among: DIVERSA CORPORATION, a Delaware corporation (“Parent”); CONCORD MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); CELUNOL CORP., a Delaware corporation (the “Company”); and WILLIAM LESE (the “Company Stockholders’ Representative”). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, this Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company;

WHEREAS, in order to induce Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the directors of the Company, and Carlos Riva, John McCarthy, Braemar Energy Ventures LP, Charles River Partnership XII, LP, CRV XII Affiliates Fund, LP, Rho Ventures IV (QP) LP, Rho Ventures IV GmbH & Co. Beteiligungs KG, Rho Ventures IV LP, Rho Management Trust I and Khosla Ventures I, LP are executing Voting Agreements in the form of Exhibit B (the “Voting Agreements”), pursuant to which such stockholders are agreeing to vote (i) an aggregate of up to 35% of the Company Preferred Stock, voting as a separate class, and (ii) an aggregate of up to 35% of the Company Preferred Stock and Company Common Stock, voting as a separate class, owned by them in favor of the Merger;

WHEREAS, in order to induce the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the directors of Parent, and Edward T. Shonsey, Anthony E. Altig, William H. Baum, Patrick Simms, Rho Management Trust II, Rho Management Trust III, Rho Management Partners L.P., HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., HealthCare Ventures V, L.P., and HealthCare Ventures VI, L.P. are executing Voting Agreements pursuant to which such stockholders are agreeing to vote 100% of the Parent Common Stock owned by them in favor of the Merger;

WHEREAS, in order to induce the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and the Company are executing the Promissory Note in the form of Exhibit C (the “Promissory Note”), pursuant to which Parent has committed to lend the Company up to $20,000,000 at the times and subject to the terms and conditions set forth in the Promissory Note;

WHEREAS, in order to induce Parent and the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of Carlos Riva, John McCarthy, Braemar Energy Ventures LP, Charles River Partnership XII, LP, CRV XII Affiliates Fund, LP, Rho Ventures IV (QP) LP, Rho Ventures IV GmbH & Co. Beteiligungs KG, Rho Ventures IV LP, Rho Management Trust I, Khosla Ventures I, LP, Rho Management Trust II, Rho Management Trust III, Rho Management Partners L.P., HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., HealthCare Ventures V, L.P., and HealthCare Ventures VI, L.P. are executing Lockup Agreements in the form of Exhibit D (the “Lockup Agreements”), whereby such stockholders have agreed to certain restrictions on transfer with respect to the Merger Shares they will receive in the Merger, and certain Parent Common Stock they hold at the time of Closing; and

WHEREAS, in order to induce Parent and the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Carlos Riva and Parent are executing the Letter Agreement in the form of Exhibit G, regarding certain matters relating to Carlos Riva’s proposed employment by Parent following the Closing.

AGREEMENT

The parties to this Agreement agree as follows:

1. DESCRIPTION OF TRANSACTION.

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP, 4401 Eastgate Mall, San Diego, California 92121 at 10:00 a.m. Pacific Time on a date to be mutually agreed upon by Parent and the Company which, subject to the provisions of Section 1.11, shall not be more than three (3) business days after the date on which the last of the conditions set forth in Sections 6, 7 and 8 (other than conditions which by their terms must be satisfied as of the Closing Date) has been satisfied or waived, or such other time and/or place as may be mutually agreed upon by Parent and the Company. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such other date and time as may be mutually agreed by Parent and the Company and included in the Certificate of Merger (the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise mutually determined by Parent and the Company prior to the Effective Time:

(a) the Certificate of Incorporation of the Company immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time;

(b) the Bylaws of the Company immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately after the Effective Time; and

(c) unless otherwise agreed in writing between Parent and the Company, the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Part 1.4(c) of the Company Disclosure Schedule.

1.5 Conversion of Shares in Merger.

(a) Subject to Sections 1.8 and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) each share of Series C Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (in addition to any shares of Parent Common Stock pursuant to Section 1.5(a)(iii)) that number of Merger Shares equal to the quotient of (A) the sum of (1) $0.453025394 plus (2) the accrued dividend on such share of Series C Preferred Stock as of immediately prior to the Effective Time determined in the manner set forth in Article Fourth, Section B.1.(a) of the Company Certificate of Incorporation, divided by (B) the Exchange Ratio Price, provided, however, that if the number of Merger Shares is less than the number of Series C Preference Shares, then in lieu of the foregoing conversion calculation, each share of Series C Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of Merger Shares equal to the product of (x) the foregoing conversion calculation, multiplied by (y) the quotient of (1) the number of Merger Shares, divided by (2) the number of Series C Preference Shares, in either case it being understood that certain of the Merger Shares issuable pursuant to this Section 1.5(a)(i), if any, shall, if necessary, be held in escrow in accordance with Sections 1.8 and 1.10 (it being understood that the Series C Preference Shares are allocated pursuant to each of this Section 1.5(a)(i) and Section 1.6(c));

(ii) if the number of Merger Shares is greater than the number of Series C Preference Shares, each share of Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (in addition to any Merger Shares pursuant to Section 1.5(a)(iii)) that number of Merger Shares equal to the quotient of (A) the sum of (1) $11.58 plus (2) the accrued dividend on such share of Series A Preferred Stock as of immediately prior to the Effective Time determined in the manner set forth in Article Fourth, Section B.1.(b) of the Company Certificate of Incorporation, divided by (B) the Exchange Ratio Price, provided, however, that if the number of Available A Shares is less than the number of Series A Preference Shares, then in lieu of the foregoing conversion calculation, each share of Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of Merger Shares equal to the product of (x) the foregoing conversion calculation, multiplied by (y) the quotient of (1) the number of Available A Shares, divided by (2) the number of Series A Preference Shares, in either case it being understood that certain of the Merger Shares issuable pursuant to this Section 1.5(a)(ii), if any, shall, if necessary, be held in escrow in accordance with Sections 1.8 and 1.10; and

(iii) if, following the conversion calculations set forth in Sections 1.5(a)(i) and (ii) above, there are any Available Remaining Shares, then:

(A) each share of Company Common Stock outstanding immediately prior to the Effective Time, including all shares of Company Restricted Stock, shall be converted into the right to receive that number of Merger Shares equal to such share of Company Common Stock multiplied by the Common Exchange Ratio, it being understood that certain of the Merger Shares issuable pursuant to this Section 1.5(a)(iii)(A), if any, shall be held in escrow in accordance with Sections 1.8 and 1.10;

(B) each share of Series C Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of Merger Shares equal to the Common Exchange Ratio multiplied by the number of shares of Company Common Stock issuable upon conversion of such share of Series C Preferred Stock as of immediately prior to the Effective Time determined in the manner set forth in Article Fourth, Section B.4.(a) of the Company Certificate of Incorporation, it being understood that certain of the Merger Shares issuable pursuant to this Section 1.5(a)(iii)(B), if any, shall be held in escrow in accordance with Sections 1.8 and 1.10; and

(C) each share of Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of Merger Shares equal to the Common Exchange Ratio multiplied by the number of shares of Company Common Stock issuable upon conversion of such share of Series A Preferred Stock as of immediately prior to the Effective Time determined in the manner set forth in Article Fourth, Section B.4.(a) of the Company Certificate of Incorporation, it being understood that certain of the Merger Shares issuable pursuant to this Section 1.5(a)(iii)(C), if any, shall be held in escrow in accordance with Sections 1.8 and 1.10.

(b) Each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation immediately after the Effective Time.

1.6 Options and Warrants to Acquire Company Capital Stock. At the Effective Time, each Company Option, whether vested or unvested, shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Stock Option Plan and the stock option agreement by which such Company Option is evidenced. At the Effective Time, each Company Warrant and Bridge Warrant, whether exercisable or unexercisable, shall be assumed by Parent in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to Company Common Stock and Series C Preferred Stock under outstanding Company Options, Company Warrants and Bridge Warrants shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time:

(a) each Company Option, Company Warrant and Bridge Warrant assumed by Parent may be exercised solely for Merger Shares;

(b) the number of Merger Shares subject to each Company Option and Company Common Warrant shall be equal to the number of shares of Company Common Stock that were subject to such Company Option or Company Common Warrant, as applicable, immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded down to the nearest whole number of Merger Shares (the aggregate of all such Merger Shares being referred to as the “As Converted Common Option and Warrant Shares”); provided, however, that if there are no Available Remaining Shares, then in lieu of the foregoing calculation, each Company Option shall be terminated in exchange for a cash payment equal to $0.00, such number to be deemed to be the excess of the fair market value of the shares subject to such Company Options (calculated as though such Company Options, regardless of any vesting schedule, were exercisable in full) over the exercise price thereof;

(c) the number of Merger Shares subject to each Bridge Warrant shall be equal to the sum of (i) the number of shares of Series C Preferred Stock that were subject to such Bridge Warrant immediately prior to the Effective Time multiplied by the quotient of (A) $0.453025394, divided by (B) the Exchange Ratio Price, plus (ii) the product of (A) the number of shares of Company Common Stock issuable upon conversion of the Series C Preferred Stock that were subject to such Bridge Warrant immediately prior to the Effective Time, and (B) the Common Exchange Ratio, rounded down to the nearest whole number of Merger Shares; provided, however, that if the number of Merger Shares is less than the number of Series C Preference Shares, then in lieu of the foregoing conversion calculation, the number of Merger Shares subject to each Bridge Warrant outstanding immediately prior to the Effective Time shall be equal to the product of (x) the foregoing conversion calculation, multiplied by (y) the quotient of (1) the number of Merger Shares, divided by (2) the number of Series C Preference Shares (the aggregate of all such Merger Shares, in either case, being referred to as the “As Converted Preferred Warrant Shares” and together with the As Converted Common Option and Warrant Shares, the “As Converted Option and Warrant Shares”);

(d) the per share exercise price for the Merger Shares issuable upon exercise of each assumed Company Option and Company Common Warrant shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option or Company Common Warrant, as applicable, as in effect immediately prior to the Effective Time, by the Common Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent;

(e) the per share exercise price for the Merger Shares issuable upon exercise of each assumed Bridge Warrant shall be determined by the quotient of (i) the exercise price per share of the Series C Preferred Stock subject to such Bridge Warrant, as in effect immediately prior to the Effective Time, divided by (ii) the quotient of (A) the number of As Converted Preferred Warrant Shares applicable to such Bridge Warrant, divided by (B) the number of shares of

Series C Preferred Stock that were subject to such Bridge Warrant immediately prior to the Effective Time, and rounding the resulting exercise price up to the nearest whole cent; and

(f) all restrictions on the exercise of each assumed Company Option, Company Warrant and Bridge Warrant shall continue in full force and effect, and the term, exercisability, vesting schedule as in effect on the Closing Date and other provisions of such Company Option, Company Warrant and Bridge Warrant shall otherwise remain unchanged; provided, however, that each such assumed Company Option, Company Warrant and Bridge Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time.

(g) The Company and Parent shall take all action that may be necessary (under the Stock Option Plans, the terms of the Company Warrants and Bridge Warrants and otherwise) to effectuate the provisions of this Section 1.6. Following the Closing, Parent will send to each holder of an assumed Company Option, Company Warrant and Bridge Warrant a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option, Company Warrant or Bridge Warrant, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option, Company Warrant or Bridge Warrant. Parent shall file with the SEC, within 45 days after the Closing Date, a registration statement on Form S-8 registering the exercise of the Company Options assumed by Parent pursuant to this Section 1.6.

1.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of capital stock of the Company outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of capital stock of the Company that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and (b) the stock transfer books of the Company shall be closed with respect to all shares of such capital stock of the Company outstanding immediately prior to the Effective Time. No further transfer of any such shares of capital stock of the Company shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of capital stock of the Company (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

1.8 Exchange of Certificates.

(a) As soon as reasonably practicable after the Effective Time, Parent will send (or cause to be sent) to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such customary provisions as Parent or its transfer agent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to Parent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to Parent or its transfer agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, Parent shall (a) cause to be delivered to the holder of such Company Stock Certificate a certificate representing that number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.5(a) (without giving effect to escrow arrangements), less such holder’s Pro Rata Escrow Shares, if any, (as defined in Section 1.8(e)), and (b) deliver to the Escrow Agent (as defined in Section 1.10) under the Escrow Agreement (as defined in Section 1.10) on behalf of such holder a certificate in the name of the Escrow Agent representing that number of shares of Parent Common Stock equal to such holder’s Pro Rata Escrow Shares, if any, provided that the certificates representing Parent Common Stock to be delivered to the holder of a Company Stock Certificate under clause (a) above and to the Escrow Agent under clause (b) above shall, in each case, represent only whole shares of Parent Common Stock. In lieu of any fractional shares to which such holder would otherwise be entitled, after combining any fractional interests of such holder into as many whole shares as is possible, the holder of such Company Stock Certificate shall be paid in cash an amount equal to the sum of (y) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Exchange Ratio Price by the fraction of a share of Parent Common Stock that would otherwise be deliverable to such holder under clause (a) above, and (z) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Exchange Ratio Price by the fraction of a share of Parent Common Stock that would otherwise be deliverable to the Escrow Agent under clause (b) above. Notwithstanding the foregoing, Parent may deliver to the Escrow Agent one certificate representing the total number of shares of Parent Common Stock to be held in escrow pursuant to this Section 1.8 in lieu of issuing separate certificates representing each holder’s Pro Rata Escrow Shares. All Company Stock Certificates so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration in accordance with this Agreement. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock or the payment of cash in lieu of fractional shares, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnity, and in any case where the Merger Consideration to be issued to any stockholder is more than 1,000 shares of Parent Common Stock, to deliver a bond (in such sum as Parent may reasonably direct) as indemnity to Parent against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate or an appropriate affidavit and bond with respect to any lost, stolen or destroyed Company Stock Certificate, in each case in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

(c) Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder of capital stock of the Company who does not provide the certification required by Section 5.11(c) hereof such amounts as Parent and the Surviving Corporation are required to deduct or withhold therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent Parent or the Surviving Corporation is deducting and withholding any such consideration based on any Legal Requirement other than any Legal Requirement under the Code, Parent or the Surviving Corporation, as applicable, shall use its commercially reasonable efforts to notify the Company and the Company Stockholders’ Representative of the amounts required to be withheld and the Legal Requirement that imposes such withholding obligation at least ten (10) days prior to the date when the applicable withholding shall be made, and in any event shall provide such notification when such withholding is made. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company or to any other Person for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(e) A number of Merger Shares issuable pursuant to Section 1.5(a) that equal the number of Escrow Shares shall be delivered to the Escrow Agent from the number of Merger Shares issuable pursuant to Section 1.5(a)(iii), such Merger Shares to be allotted pro rata among all the holders of Merger Shares issuable pursuant to Section 1.5(a)(iii), provided that if such number of Merger Shares issuable pursuant to Section 1.5(a)(iii) is less than the number of Escrow Shares, then a number of Merger Shares equal to the difference between the number of Merger Shares issuable pursuant to Section 1.5(a)(iii) and the number of Escrow Shares shall be delivered to the Escrow Agent from the Merger Shares issuable pursuant to Section 1.5(a)(ii) (such difference, the “Series A Escrow Preference Shares”), with the Series A Escrow Preference Shares being allotted pro rata among all the holders of Series A Escrow Preference Shares, provided further that if such number of Merger Shares issuable pursuant to Sections 1.5(a)(ii) and (iii) are less than the number of Escrow Shares, then a number of Merger Shares equal to the difference between the number of Merger Shares issuable pursuant to Sections 1.5(a)(ii) and (iii) and the number of Escrow Shares shall be delivered to the Escrow Agent from the Merger Shares issuable pursuant to Section 1.5(a)(i) (such difference, the “Series C Escrow Preference Shares”), with the Series C Escrow Preference Shares being allotted pro rata among all the holders of Series C Escrow Preference Shares. The number of Merger Shares which will constitute Escrow Shares to be delivered to the Escrow Agent on behalf of a record holder of Company Stock Certificates pursuant to Sections 1.8(a) and (e) and Section 1.10 shall be equal to the aggregate number of Merger Shares allotted to such holder under this Section 1.8(e), including the first and second provisos hereof (such holder’s shares, the “Pro Rata Escrow Shares”).

1.9 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock and Company Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Common Stock or Company Preferred Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the Merger Consideration described in Section 1.5(a) attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock or Company Preferred Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Common Stock or Company Preferred Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.8.

(b) The Company shall give Parent (i) prompt written notice of any demands by dissenting stockholders received by the Company prior to the Effective Time, withdrawals of such demands and any other material notice, instrument or correspondence delivered to the Company prior to the Effective Time in connection with such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice, instrument or correspondence. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

1.10 Escrow and Release from Escrow of Parent Common Stock.

(a) Upon the Closing, Parent shall withhold (or cause to be withheld), from the Merger Shares otherwise issuable to holders of capital stock of the Company pursuant to Section 1.5(a), the Escrow Shares to be delivered to the Escrow Agent pursuant to Section 1.8, and shall deliver such shares to LaSalle Bank National Association, a national banking association, as escrow agent (the “Escrow Agent”). The Escrow Shares shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit E (the “Escrow Agreement”). The Escrow Shares shall be represented by a certificate or certificates issued in the name of the Escrow Agent and shall be held by the Escrow Agent.

(b) The Base Escrow Shares shall be held in the name of the Escrow Agent as collateral to secure the rights of the Indemnitees under Section 10 hereof, and with respect to the Second Escrow Shares, for satisfaction of any Parent Reimbursement (as defined in Section 10.4(d)), for a period of time equal to the Escrow Claim Period (as defined in Section 10.1(a)); provided, however, that if, at any time prior to the end of the Escrow Claim Period, any Indemnitee delivers to the Company Stockholders’ Representative a written notice alleging in good faith the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting in good faith a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach (which notice, the parties acknowledge and agree, may be in the form of a Claim Notice, the contents and delivery of which satisfy the content and delivery requirements of an Escrow Claim Notice pursuant to Section 10.5 below, or an Escrow Claim Notice (as defined below)), then the representation or warranty underlying the claim asserted in such notice shall survive the end of the Escrow Claim Period until such time as such claim is fully and finally resolved and a number of the Base Escrow Shares equal to the quotient of (i) the amount of Damages sought by the Indemnitee in good faith divided by (ii) the Exchange Ratio Price shall continue to be held in escrow pursuant to the terms of Section 10; provided, further, that if, at any time prior to the end of the Escrow Claim Period, the Company Stockholders’ Representative delivers a Reimbursement Request (as defined in Section 10.4(d)) to Parent, then a number of Second Escrow Shares equal to the quotient of (i) the amount of the aggregate Representative Expenses (as defined in Section 10.4(d)) set forth in the Reimbursement Request divided by (ii) the Exchange Ratio Price, shall continue to be held in escrow pursuant to the terms of Section 10 until such time as Parent has made the Representative Reimbursement (as defined in Section 10.4(d)) and received the Parent Reimbursement.

(c) Any Escrow Shares that remain in escrow following the expiration of the Escrow Claim Period and full and final resolution of any claims that survive the Escrow Claim Period pursuant to Section 1.10(b) above shall be distributed as follows:

(i) to each of the former holders of Series C Preferred Stock (as of immediately prior to the Effective Time), pro rata based on such former holders’ respective ownership of Series C Preferred Stock (including accrued dividends on such) as of immediately prior to the Effective Time, until such time as each holder of Series C Preferred Stock has received a number of Escrow Shares equal to the product of (I) the Series C Escrow Preference Shares multiplied by (II) such holder’s Applicable Series C Percentage;

(ii) if there are any remaining undistributed Escrow Shares following the distribution set forth in Section 1.10(c)(i), to each of the former holders of Series A Preferred Stock (as of immediately prior to the Effective Time), pro rata based on such former holders’ respective ownership of Series A Preferred Stock (including accrued dividends on such) as of immediately prior to the Effective Time, until such time as each holder of Series A Preferred Stock has received a number of Escrow Shares equal to the product of (I) the Series A Escrow Preference Shares multiplied by (II) such holder’s Applicable Series A Percentage; and

(iii) if there are any remaining undistributed Escrow Shares following the distribution set forth in Sections 1.10(c)(i) and (ii), to the former holders of Company Common Stock, Series A Preferred Stock and Series C Preferred Stock (as of immediately prior to the Effective Time), pro rata based on such former holders’ respective ownership of As Converted Company Common Shares, excluding for purposes of this Section 1.10(c)(iii) the aggregate number of shares of Company Common Stock into or for which any Company debt, any Company Options, any Company Warrants or Bridge Warrants may be converted, exercised or exchanged (including any shares issuable upon conversion of Series C Preferred Stock issuable upon exercise of any Bridge Warrants).

(d) In the event that this Agreement is adopted by the Company’s stockholders, then all such stockholders shall, without any further act of any Company stockholder, be deemed to have consented to and approved (a) the use of the Base Escrow Shares as collateral to secure the rights of the Indemnitees under Section 10 in the manner set forth herein and in the Escrow Agreement and with respect to the Second Escrow Shares, for satisfaction of any Parent Reimbursement, (b) the distribution formula for Escrow Shares released from escrow that is set forth in Section 1.10(c), (c) the calculations of the Merger Shares that the Company’s stockholders have the right to receive pursuant to the Merger in accordance with Section 1.5(a) and the related provisions of this Agreement and (d) the appointment of the Company Stockholders’ Representative (as defined in Section 11.1) as the representative under this Agreement and under the Escrow Agreement of the Persons receiving Merger Consideration under this Agreement and as the attorney-in-fact and agent for and on behalf of each such Person (other than holders of Dissenting Shares).

1.11 Calculation of Closing Debt Balance.

(a) Parent and the Company shall agree upon an anticipated date for Closing (the “First Anticipated Closing Date”) at least ten (10) business days prior to the Parent Stockholders’ Meeting. At least five (5) business days prior to the First Anticipated Closing Date, but not more than ten (10) business days prior to such date, the Company shall deliver to Parent a schedule (a “Debt Schedule”) setting forth, in reasonable detail, the Company’s estimate of the Specified Indebtedness as of the First Anticipated Closing Date (the “Closing Debt Estimation”). The Company shall make the work papers and back-up materials used in preparing the applicable Debt Schedule available to Parent and its accountants, counsel and other advisors at reasonable times and upon reasonable notice.

(b) Within ten (10) business days after the Company delivers the applicable Debt Schedule (a “Lapse Date”), Parent shall have the right to dispute any part of such Debt Schedule by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the applicable Closing Debt Estimation.

(c) If on or prior to any Lapse Date, (i) Parent notifies the Company that it has no objections to the applicable Closing Debt Estimation or (ii) Parent fails to deliver a Dispute Notice as provided above, then the Closing Debt Estimation as set forth in the Debt Schedule shall be deemed, on the date of such notification (in the case of (i) above) or on the applicable Lapse Date (in the case of (ii) above) (the applicable date being referred to herein as the “Non-Dispute Closing Debt Determination Date”), to have been finally determined for purposes of this Agreement and to represent the Closing Debt Balance for purposes of the definition of “Closing Debt Adjustment Amount,” so long as Closing occurs within five (5) business days after the applicable Non-Dispute Closing Debt Determination Date.

(d) If Parent delivers a Dispute Notice on or prior to the applicable Lapse Date, then Representatives of the Company and Parent shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Closing Debt Balance as of a particular date to be agreed to by the Company and Parent, which Closing Debt Balance amount shall be deemed, on the date of agreement between the Company and Parent as to such amount (a “Dispute Closing Debt Determination Date”), as the final determination for purposes of this Agreement of the Closing Debt Balance, so long as Closing occurs within five (5) business days after the applicable Dispute Closing Debt Determination Date.

(e) If Representatives of the Company and Parent pursuant to clause (d) above are unable to negotiate an agreed-upon determination of the Closing Debt Balance as of a particular date to be agreed to by the Company and Parent, or if Closing does not occur within five (5) business days after an applicable Non-Dispute Closing Debt Determination Date or an applicable Dispute Closing Debt Determination Date, then the Company and Parent shall agree upon an additional anticipated date for Closing (a “Subsequent Anticipated Closing Date”) and thereafter follow the procedures set forth in Sections 1.11(a) through 1.11(d) above as many times as necessary (and replacing the First Anticipated Closing Date with the Subsequent Anticipated Closing Date in each instance) until the Closing Debt Balance is or is deemed to have been finally determined for purposes of this Agreement pursuant to this Section 1.11.

1.12 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement and any Related Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub, the Company and the Surviving Corporation, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company, in the name of the Surviving Corporation and otherwise) to take such action.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth in this Agreement or on the Company Disclosure Schedule, the Company represents and warrants, to and for the benefit of the Indemnitees, as set forth below. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered paragraphs in this Section 2. The disclosure in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent that the disclosure contained in such section or subsection of the Company Disclosure Schedule contains enough information regarding the subject matter of the other representations in this Section 2 as to qualify or otherwise apply to such other representations and warranties.

2.1 Due Organization; Subsidiaries; Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

(b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names “BC International Corporation”, “BCI” and “Celunol Corp.”

(c) The Company and each Company Subsidiary are not and have not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Company Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each Company Subsidiary are in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c) of the Company Disclosure Schedule.

(d) Part 2.1(d) of the Company Disclosure Schedule accurately sets forth as of the date of this Agreement (i) the names of the members of the Company’s board of directors and each Company Subsidiary’s board of directors, (ii) the names of the members of each committee of the Company’s board of directors and each Company Subsidiary’s board of directors, and (iii) the names and titles of the Company’s officers and each Company Subsidiary’s officers.

(e) As of the date of this Agreement, the Company has no Subsidiaries except for the Entities identified in Part 2.1(e) of the Company Disclosure Schedule. As of the date of this Agreement, except for the equity interests identified in Part 2.1(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns any equity interest in any Entity and neither the Company nor any Company Subsidiary has ever owned, beneficially or otherwise, any controlling equity interest in any Entity. As of the date of this Agreement, neither the Company nor any Company Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Entity (other than a Company Subsidiary). Neither the Company nor any Company Subsidiary has guaranteed or is responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest. Neither the Company nor any of its stockholders has ever approved, or commenced any proceeding contemplating, the dissolution or liquidation of the Company’s business or affairs.

2.2 Certificate of Incorporation and Bylaws; Records. The Company has delivered or otherwise made available to Parent accurate and complete copies of: (a) the certificate of incorporation and bylaws, including all amendments thereto, of the Company and each Company Subsidiary; (b) the stock records of the Company and each Company Subsidiary; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company and each Company Subsidiary, the board of directors of the Company and each Company Subsidiary and all committees of the board of directors of the Company and each Company Subsidiary (the items described in (a), (b) and (c) above, collectively, the “Company Constituent Documents”). Since January 1, 2002, there have been no formal meetings or other proceedings of the stockholders of the Company or any Company Subsidiary, the board of directors of the Company or any Company Subsidiary or any committee of the board of directors of the Company or any Company Subsidiary that are not reflected in the Company Constituent Documents. The stock records and minute books of the Company and each Company Subsidiary are accurate, up-to-date and complete in all material respects, and have been maintained in accordance in all material respects with applicable Legal Requirements (which the parties hereto acknowledge do not include the requirements of the Sarbanes-Oxley Act of 2002, as amended)

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Company Common Stock, (ii) 1,100,000 shares of Series A Preferred Stock, and

(iii) 35,000,000 shares of Series C Preferred Stock. As of the date of this Agreement, (A) 5,595,372.28 shares of Company Common Stock have been issued and are outstanding, (B) 3,773,730 outstanding shares of Company Common Stock are subject to risk of forfeiture and repurchase rights that lapse over time (a portion of which have vested as of the date hereof pursuant to the restricted stock agreements applicable thereto) (“Company Restricted Stock”), (C) 1,009,124 shares of Series A Preferred Stock have been issued and are outstanding and (D) 31,956,860 shares of Series C Preferred Stock have been issued and are outstanding. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable. As of the date of this Agreement, each outstanding share of Series C Preferred Stock and Series A Preferred Stock is convertible into such number of shares of Company Common Stock determined in the manner set forth in Article Fourth, Section B.4.(a) of the Company Certificate of Incorporation. All outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding Company Options and Company Warrants have been issued and granted in compliance in all material respects with (y) all applicable securities laws and other applicable Legal Requirements, and (z) all requirements set forth in the Company Constituent Documents and applicable Contracts. Part 2.3(a) of the Company Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any shares of capital stock of the Company, including all Company Restricted Stock, is subject and identifies the Contract underlying such right.

(b) As of the date of this Agreement: (i) 4,254,903 shares of Company Common Stock are reserved for future issuance under the Stock Option Plans, of which options to purchase 3,154,393 shares are outstanding, and (ii) 36,804.84 shares of Company Common Stock are reserved for future issuance pursuant to the Company Warrants. Part 2.3(b) of the Company Disclosure Schedule accurately sets forth as of the date of this Agreement, with respect to each Company Option, Company Warrant and Bridge Warrant outstanding as of the date hereof (whether vested or unvested): (A) the name of the holder of such Company Option, Company Warrant or Bridge Warrant; (B) the total number of shares of Company Common Stock or Series C Preferred Stock subject to such Company Option, Company Warrant or Bridge Warrant and the number of shares of Company Common Stock or Series C Preferred Stock with respect to which such Company Option, Company Warrant or Bridge Warrant is immediately exercisable; (C) the date on which such Company Option, Company Warrant or Bridge Warrant was granted or issued and the term of such Company Option, Company Warrant or Bridge Warrant; (D) the vesting schedule for such Company Option, Company Warrant or Bridge Warrant, if applicable; (E) the exercise price per share of Company Common Stock or Series C Preferred Stock purchasable under such Company Option, Company Warrant or Bridge Warrant; and (F) with respect to each Company Option, whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code. The Company has delivered or otherwise made available to Parent accurate and complete copies of the Company Warrants and Bridge Warrants. As of the date of this Agreement, except for Company Options granted pursuant to the Stock Option Plans, the Company Warrants and the Bridge Warrants, there is no: (w) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company; (x) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company; (y) Contract under which the Company or any Company Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company or to repurchase, redeem of otherwise acquire any outstanding securities of the Company or any Company Subsidiary; or (z) condition or circumstance that may give rise to or provide a basis for the assertion of a valid claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. The Company has not issued any debt securities that are still outstanding which grant the holder thereof any right to vote on, or veto, any actions by the Company.

(c) All of the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

(d) All of the outstanding membership interests of each Company Subsidiary that is a limited liability company are owned beneficially and, as applicable, of record by the Company, free and clear of any Encumbrances other than Permitted Encumbrances.

(e) Part 2.3(e) of the Company Disclosure Schedule lists all shares of capital stock or other securities of the Company repurchased, redeemed, retired, exchanged (including debt-for-equity exchange) or otherwise reacquired by the Company since January 1, 2002. All securities so repurchased, redeemed, retired, exchanged or reacquired by the Company were acquired in compliance in all material respects with (i) the applicable provisions of the DGCL and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

2.4 Financial Statements.

(a) The Company has delivered to Parent the following consolidated financial statements and notes (collectively, the “Company Financial Statements”):

(i) the audited consolidated balance sheets of the Company as of December 31, 2004 and the related audited consolidated income statements, statements of stockholders’ equity and statements of cash flows of the Company for the year ended December 31, 2004, together with the notes thereto and the report and opinion of Grant Thornton LLP relating thereto; and

(ii) the unaudited preliminary consolidated balance sheets of the Company as of December 31, 2005 and September 30, 2006 (with the September 30, 2006 balance sheet referenced to as the “Balance Sheet”) and the related unaudited consolidated income statements, statements of stockholders’ equity and statements of cash flows of the Company for the year and 9 months then ended.

(b) The Company Financial Statements present fairly the consolidated financial position of the Company and the consolidated results of operations of the Company as of and at the respective dates thereof and for the periods covered thereby. Except as set forth in Part 2.4(b) of the Company Disclosure Schedule, the Company Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as permitted by GAAP or reflected in the notes thereto, and except that the consolidated financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which are not expected, individually or in the aggregate, to be material in magnitude).

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, since the date of the Balance Sheet to the date of this Agreement:

(a) there has not been any Material Adverse Effect on the Company, and no event has occurred that would be reasonably expected to have such a Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company and the Company Subsidiaries (whether or not covered by insurance);

(c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed, retired, exchanged (including any debt-for-equity exchange) or otherwise acquired any shares of its capital stock or other securities;

(d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other securities of the Company (except for capital stock of the Company issued upon the exercise of outstanding Company Preferred Stock, Company Options, Company Warrants and Bridge Warrants as described in Part 2.5 of the Company Disclosure Schedule); (ii) any option or right to acquire any capital stock or any other security of the Company (except for Company Options described in Part 2.3 of the Company Disclosure Schedule); or (iii) any other instrument convertible into or exchangeable for any capital stock or other security of the Company;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any Stock Option Plan, (ii) any provision of any stock option agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

(f) there has been no amendment to the Company Certificate of Incorporation or bylaws of the Company or any Company Subsidiary, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the Company has not formed any Company Subsidiary or acquired any equity interest or other material interest in any other Entity;

(h) neither the Company nor any Company Subsidiary has made any capital expenditure which is inconsistent in any material respect with the Company’s budget as of the date of this Agreement (and which has been provided or otherwise made available to Parent), and which is individually in excess of $50,000;

(i) except as set forth in any contract identified in any section of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for, in each of (i) through (iii), immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s or such Company Subsidiary’s past practices;

(j) neither the Company nor any Company Subsidiary has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(k) neither the Company nor any Company Subsidiary has incurred or failed to pay any individual liability in excess of $20,000, including any accounts payable or accrued liabilities, other than in the ordinary course of business consistent with past practices;

(l) neither the Company nor any Company Subsidiary has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s or the applicable Company Subsidiary’s past practices;

(m) neither the Company nor any Company Subsidiary has (i) lent money to any Person (other than pursuant to travel advances made to employees in the ordinary course of business and consistent with the Company’s or the applicable Company Subsidiary’s past practice), or (ii) incurred or guaranteed any indebtedness for borrowed money (other than incurrences of indebtedness expressly contemplated by the Promissory Note);

(n) neither the Company nor any Company Subsidiary has (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit-sharing, incentive compensation or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than payments or increases included in the employee compensation disclosed in Part 2.15(a)(iii) of the Company Disclosure Schedule, or (iii) hired any new employee having an annual salary in excess of $50,000;

(o) neither the Company nor any Company Subsidiary has changed in any material respect any of its methods of accounting or accounting practices in any respect other than as required by any recent accounting pronouncements from the SEC, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board;

(p) neither the Company nor any Company Subsidiary has threatened in writing or commenced or settled any Legal Proceeding; and

(q) neither the Company nor any Company Subsidiary has agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(p)” above.

2.6 Title to Assets.

(a) Subject to any Permitted Encumbrances and except with respect to the assets identified on Part 2.9 of the Company Disclosure Schedule (which is addressed in Section 2.9), the Company and each Company Subsidiary owns, and has good and valid and, where applicable, marketable title to, all material assets purported to be owned by it, including: (i) all material assets reflected on the Balance Sheet; (ii) all material assets referred to in Parts 2.1(e) and 2.7 of the Company Disclosure Schedule and all of the Company’s or the applicable Company Subsidiary’s rights under the material Company Contracts; and (iii) all other material assets reflected in the Company’s books and records as being owned by the Company or any Company Subsidiary. All of such assets are owned by the Company or the Company Subsidiaries free and clear of any Encumbrances, except for Permitted Encumbrances.

(b) Part 2.6(b) of the Company Disclosure Schedule identifies all assets of the Company and each Company Subsidiary that are being leased or licensed to or by the Company or any Company Subsidiary as of the date of this Agreement and that have a book value, individually, in excess of $50,000. To the Knowledge of the Company, all such leases and licenses are valid and enforceable in all material respects against the parties thereto, in each case subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general enforcement of creditors’ rights and (ii) applicable rules of law governing specific performance, injunctive relief and other equitable remedies.

2.7 Bank Accounts; Receivables.

(a) Part 2.7(a) of the Company Disclosure Schedule provides accurate information as of the date of this Agreement with respect to each account maintained by or for the benefit of the Company or any Company Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of a recent, practicable date and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b) Part 2.7(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables (other than, in each case, receivables that have been outstanding in excess of 5 years as of the date of this Agreement), in each case in excess of $25,000, of the Company and each Company Subsidiary as of January 19, 2007. Except to the extent reflected in reserves provided for on the Balance Sheet, as of the date of this Agreement all existing accounts receivable of the Company and each Company Subsidiary (including those accounts receivable reflected on the Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of the Company or the Company Subsidiaries arising from bona fide transactions, and (ii) are current and are expected by the CFO of the Company to be collected in full when due, without any counterclaim or set off.

2.8 Equipment; Leasehold.

(a) All items of equipment and other tangible assets owned by or leased to the Company or any Company Subsidiary as of the date of this Agreement (i) taken as a whole are adequate in all material respects for the uses to which they are being put, (ii) taken as a whole are structurally sound in all material respects, free of material defects and deficiencies and in good condition and repair (ordinary wear and tear excepted), (iii) comply in all material respects with, and are being operated and being used in compliance in all material respects with all applicable Legal Requirements, and (iv) taken as a whole are adequate for the conduct of the Company’s or the applicable Company Subsidiary’s business in the manner in which such business is currently being conducted.

(b) Neither the Company nor any Company Subsidiary owns any real property or any interest in real property, except for (a) the leaseholds created under the real property leases identified in Part 2.8(a) of the Disclosure Schedule and (b) the real property described in Part 2.8(b) of the Company Disclosure Schedule to which the Company has good and marketable fee title and which is owned by the Company free and clear of any Encumbrances, except for Permitted Encumbrances. As of the date of this Agreement all premises owned, leased or subleased by the Company or any Company Subsidiary are supplied with utilities necessary for the operation of their respective businesses.

2.9 Intellectual Property.

(a) Part 2.9(a) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (i) each item of Registered IP in which the Company or any Company Subsidiary has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number or application number; and (iii) to the Company’s Knowledge, any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Company has offered to Parent access to complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Registered IP.

(b) Part 2.9(b) of the Company Disclosure Schedule accurately identifies (i) all Intellectual Property Rights or Intellectual Property licensed to the Company or any Company Subsidiary (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of the Company’s or any Company Subsidiary’s products or services, and (C) is generally available on standard terms for less than $25,000); (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company or any Company Subsidiary; and (iii) whether the license or licenses granted to the Company or any Company Subsidiary are exclusive or non-exclusive.

(c) Part 2.9(c) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. Except as set forth in Part 2.9(c) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any material respect limits or restricts the ability of the Company or any Company Subsidiary to use, exploit, assert, or enforce any Company IP anywhere in the world.

(d) The Company has delivered or made available to Parent a complete and accurate copy of (A) each agreement pursuant to which the Company has licensed any Company IP; (B) each current employee agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (C) each current consulting or independent contractor agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (D) the form of the Company’s confidentiality or nondisclosure agreement currently entered into with its new employees.

(e) The Company and the Company Subsidiaries exclusively own all right, title, and interest to and in the Company IP listed in Part 2.9(a) of the Company Disclosure Schedule and indicated as solely owned by the Company in footnote nos. 2, 3, 6 and 23, and jointly own with the University of Florida Research Foundation, Inc. (“UFRFI”) the Company IP otherwise listed in Part 2.9(a) of the Company Disclosure Schedule, for which the Company has an exclusive license to UFRFI’s interest, in each case, free and clear of any Encumbrances, except for (i) non-exclusive licenses granted pursuant to the Contracts listed in Part 2.9(c) of the Company Disclosure Schedule, (ii) the rights of UFRFI as joint owner as described above and (iii) Permitted Encumbrances of the type set forth in clause (v) of the definition thereof. Without limiting the generality of the foregoing:

(i) Except as set forth in item 3 of Part 2.9(e) of the Company Disclosure Schedule, all documents and instruments necessary to perfect the rights of the Company and each Company Subsidiary in any material Company IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body or are in the process of being validly executed, delivered and filed in a timely manner with the applicable Governmental Body.

(ii) Each Person who is or was an employee or contractor of the Company or any Company Subsidiary and who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Company or a Company Subsidiary and confidentiality provisions protecting the Company IP, except where the failure to have such an agreement or assignment would not individually or in the aggregate reasonably be expected to impair in any material respect the Company’s rights to any Company IP. No current or former stockholder, officer, director, employee, consultant or contractor of the Company or any Company Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any Company IP that has not been validly assigned to the Company or a Company Subsidiary, except for any claims, rights or interests where the failure to get such an assignment individually or in the aggregate would not reasonably be expected to impair in any material respect the Company’s rights to any Company IP. To the Knowledge of the Company, no employee of the Company or any Company Subsidiary is as of the date of this Agreement (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or any Company Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

(iii) Except as set forth in item 1 of Part 2.9(e) of the Company Disclosure Schedule, no funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(iv) Except as set forth in item 4 of Part 2.9(e) of the Company Disclosure Schedule, the Company and each Company Subsidiary have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all material respects in all proprietary information that the Company or the applicable Company Subsidiary holds, or purports to hold, as a trade secret.

(v) The Company and the Company Subsidiaries have not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any material Intellectual Property Right to any other Person.

(vi) Neither the Company nor any Company Subsidiary is now or ever was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or the applicable Company Subsidiary to grant or offer to any other Person any license or right to any Company IP.

(f) Except as set forth in Part 2.9(g) of the Company Disclosure Schedule, to the Company’s Knowledge, as of the date of this Agreement all Company issued patents, registered trademarks and registered copyrights are valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

(i) To the Company’s Knowledge, as of the date of this Agreement, each U.S. patent application and U.S. patent in which the Company or any Company Subsidiary has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale by the Company or any Company Subsidiary of each invention claimed in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which the Company or any Company Subsidiary has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention claimed in the foreign patent application or foreign patent being first made available to the public by the Company or any Company Subsidiary.

(ii) To the Company’s Knowledge, as of the date of this Agreement, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company or any Company Subsidiary conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person.

(iii) Except as set forth in Part 2.9(f) of the Company Disclosure Schedule, to the Company’s Knowledge, as of the date of this Agreement, each item of Company IP that is Registered IP and is listed in Parts 2.9(a) and (b) of the Company Disclosure Schedule is and at all times has been in compliance in all material respects with all Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of

Company IP in full force and effect have been made by the applicable deadline. To the Company’s Knowledge, as of the date of the Agreement, no application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Company or any Company Subsidiary and listed in Parts 2.9(a) and (b) of the Company Disclosure Schedule has been abandoned or allowed to lapse, or has been rejected and the Company has determined not to continue to pursue such application for patent.

(g) Except for routine patent examination and except as set forth in Part 2.9(g) of the Company Disclosure Schedule, no interference, opposition, reissue, reexamination, or other proceeding is pending or, to the Company’s Knowledge, as of the date of this Agreement, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or would reasonably be expected to be contested or challenged. Except as set forth in Part 2.9(g) of the Company Disclosure Schedule, to the Company’s Knowledge, as of the date of this Agreement, there is no reasonable basis for a claim that any Company IP is invalid or unenforceable.

(h) Except as set forth in Part 2.9(h) of the Company Disclosure Schedule, to the Company’s Knowledge, as of the date of this Agreement no Person has infringed, misappropriated, or otherwise violated in any material respect, and no Person is currently infringing, misappropriating, or otherwise violating in any material respect, any Company IP. Part 2.9(h) of the Company Disclosure Schedule accurately identifies (and the Company has provided to the Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last five years by or to the Company or any Company Subsidiary or any Representative of the Company or any Company Subsidiary regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(i) Except as set forth in Part 2.9(i) of the Company Disclosure Schedule, neither the execution, delivery, or performance of this Agreement (or any of the Related Agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the Related Agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any material Company IP; (b) a breach by the Company or any Company Subsidiary of any material provision of any license agreement listed or required to be listed in Part 2.9(b) of the Company Disclosure Schedule; (c) the release, disclosure, or delivery of any material Company IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the material Company IP.

(j) To the Company’s Knowledge, as of the date of this Agreement, the Company and the Company Subsidiaries have never knowingly infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any valid and enforceable Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) To the Company’s Knowledge, as of the date of this Agreement, no Legal Proceeding alleging infringement, misappropriation, or a similar claim is pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company or any Company Subsidiary with respect to such claim or Legal Proceeding. Since March 1, 2002, to the Company’s Knowledge the Company and the Company Subsidiaries have never received any letter or other written or electronic communication or correspondence relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Rights of another Person.

(ii) Except as set forth in Part 2.9(j) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any intellectual property infringement, misappropriation, or similar claim. The Company and the Company Subsidiaries have never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property Right.

(k) As of the date of this Agreement, to the Company’s Knowledge, no Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company or any Company Subsidiary pursuant to that certain Amended and Restated License Agreement, by and between the Company and the University of Florida Research Foundation, Inc., dated October 26, 1995, is pending.

2.10 Contracts.

(a) Part 2.10(a) of the Company Disclosure Schedule identifies each of the following Company Contracts in existence as of the date of this Agreement, but excluding in all cases any Company Contract that has no remaining payment obligations or material performance obligations by any party thereto:

(i) each Company Contract relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor, excluding Company Contracts with independent contractors providing for payments of less than $50,000 or which can be terminated by the Company on less than 60 days notice without penalty;

(ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Intellectual Property Rights, except any software license for commercially available “off the shelf” software;

(iii) each Company Contract imposing any restriction on the Company’s or any Company Subsidiary’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

(iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v) each Company Contract relating to the acquisition, issuance or transfer of any securities, other than stock option agreements or stock purchase agreements relating to Company Options;

(vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company or any Company Subsidiary (A) in connection with any equipment financing or debt financing arrangement or (B) having a value in excess of $25,000;

(vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(viii) each Company Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities;

(ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

(x) each Company Contract relating to indebtedness for borrowed money;

(xi) each Company Contract related to the acquisition from another Person or disposition by the Company or any Company Subsidiary of assets with a purchase price or involving any other exchange of consideration having a value in excess of $50,000;

(xii) any other Company Contract that involves payments or other exchange of consideration having a value in excess of $50,000, has a term of more than 60 days, and that may not be terminated by the Company or any Company Subsidiary (without penalty) within 60 days after the delivery of a termination notice by the Company or the applicable Company Subsidiary;

(xiii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Company or any Company Subsidiary having a value in excess of $50,000 in the aggregate; and

(xiv) each Company Contract constituting a commitment of any Person to purchase products (including products in development) of the Company or any Company Subsidiary.

(b) The Company has delivered or made available to Parent accurate and complete copies of all written Company Contracts required to be identified pursuant to paragraph (a) above (the “Material Company Contracts”), including all amendments thereto. There are no Material Company Contracts that are not in written form. Each Material Company Contract is valid and in full force and effect in all material respects, to the Knowledge of the Company is enforceable by the Company or the applicable Company Subsidiary in accordance with its terms in all material respects, and after the Effective Time will continue to be legal, valid, binding and enforceable in all material respects on identical terms, in each case subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general enforcement of creditors’ rights and (ii) applicable rules of law governing specific performance, injunctive relief and other equitable remedies. The consummation of the transactions contemplated hereby shall not result in any payment or payments becoming due from the Company or any Company Subsidiary, the Surviving Corporation or Parent to any Person under any Material Company Contract or give any Person the right to terminate or alter the provisions of any Material Company Contract.

(c) Neither the Company nor any Company Subsidiary has materially violated or breached, or committed any material default under, any Material Company Contract, and, to the Knowledge of the Company as of the date of this Agreement, no other Person has materially violated or breached, or committed any material default under, any Material Company Contract.

(d) As of the date of this Agreement no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) has resulted or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Company Contract by the Company or any Company Subsidiary or, to the Knowledge of the Company as of the date of this Agreement, by any other Person, (ii) to the Knowledge of the Company as of the date of this Agreement, give the Company or any Company Subsidiary, or give any other Person, the right to declare a default or exercise any remedy under any Material Company Contract, (iii) to the Knowledge of the Company as of the date of this Agreement, give the Company or any Company Subsidiary, or give any other Person, the right to accelerate the maturity or performance of any Material Company Contract, or (iv) to the Knowledge of the Company as of the date of this Agreement, give the Company or any Company Subsidiary, or give any other Person, the right to cancel, terminate or modify any Material Company Contract, except for any of the foregoing that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect on the Company.

(e) As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice or other written, or, to the Knowledge of the Company, other communication regarding any actual or possible violation or breach of, or default under, any Material Company Contract.

(f) As of the date of this Agreement, neither the Company nor any Company Subsidiary has waived any of its material rights under any Material Company Contract.

(g) As of the date of this Agreement, no Person has a right pursuant to the terms of any Material Company Contract to renegotiate any amount paid or payable to the Company or any Company Subsidiary under any Material Company Contract or any other material term or provision of any Material Company Contract.

(h) Part 2.10(h) of the Company Disclosure Schedule provides an accurate and complete list of all Consents required under any Material Company Contract to consummate the Merger and the other transactions contemplated by this Agreement.

2.11 Liabilities. As of the date of this Agreement, neither the Company nor any Company Subsidiary has any accrued, contingent or other liabilities of any nature that under GAAP would be required to be reflected in a consolidated balance sheet of the Company prepared as of the date of this Agreement except for: (i) liabilities identified as such in the “liabilities” column of the Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company or any Company Subsidiary since the Balance Sheet Date in the ordinary course of business and consistent with the Company’s or the applicable Company Subsidiary’s past practices; (iii) liabilities under the Material Company Contracts listed in Part 2.10(a) of the Company Disclosure Schedule or under any other Contract listed in any part of the Company Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; (iv) liabilities which have arisen since the Balance Sheet Date and, individually or in the aggregate, are not material to the Company and the Company Subsidiaries taken as a whole and that were incurred in the ordinary course of business; and (v) the liabilities identified in Part 2.11 of the Company Disclosure Schedule.

2.12 Compliance with Legal Requirements. The Company and each Company Subsidiary is, and has at all times been, in compliance with all applicable Legal Requirements, except for any non-compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has received, at any time since January 1, 2002, any written notice or other written, or, to the Knowledge of the Company, other communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement.

2.13 Governmental Authorizations. Part 2.13 of the Company Disclosure Schedule identifies each material Governmental Authorization held by the Company or any Company Subsidiary as of the date of this Agreement, and the Company has delivered or made available to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule are valid and in full force and effect in all material respects, and collectively constitute all Governmental Authorizations necessary as of the date of this Agreement to enable the Company and the Company Subsidiaries to conduct their businesses in the manner in which their businesses are currently being conducted. The Company and each Company Subsidiary is in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary has received since January 1, 2002 any written notice or other written communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.14 Tax Matters.

(a) All Tax Returns required to have been filed (taking into account any extensions) by or on behalf of the Company or any Company Subsidiary with any Governmental

Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”) (i) have been timely filed, and (ii) have been accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered or made available to Parent accurate and complete copies of all Company Returns which have been filed since January 1, 2003.

(b) The Company Financial Statements accrue all actual and contingent liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company shall establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all unpaid Taxes by the Company or any Company Subsidiary for the period from the date of the Balance Sheet through the Closing Date.

(c) As of the date of this Agreement, no Company Return relating to income Taxes has ever been examined or audited by any Governmental Body, and there are no current examinations or audits of any Company Return in progress (in each case excluding, for this purpose, desk audits of which the Company has no Knowledge). The Company has delivered or made available to Parent accurate and complete copies of all audit reports and similar documents (to which the Company or any Company Subsidiary has access) relating to the Company Returns which have been requested by Parent. As of the date of this Agreement, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any Company Subsidiary) and is currently in effect.

(d) As of the date of this Agreement, no Legal Proceeding involving the Internal Revenue Service is pending (excluding, for purposes of this representation, any pending desk audit of which the Company has no Knowledge) or, to the Company’s Knowledge, has been threatened against or with respect to the Company or any Company Subsidiary in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any Company Subsidiary with respect to any Tax. There are no liens for Taxes upon any of the assets of the Company or any Company Subsidiary except liens for current Taxes not yet due and payable. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) after the Closing pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of changes in accounting methods employed prior to the Closing.

(e) Except as set forth in Part 2.14(e) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company or any Company Subsidiary that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. Neither the Company nor any Company Subsidiary is a party to any Contract that would require, nor does the Company or any Company Subsidiary have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(f) Neither the Company nor any Company Subsidiary has (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) any liability for the Taxes of any Person (other than the Company or a Company Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise and (iii) ever been a party to any joint venture, collaboration, partnership or other agreement treated as a partnership for Tax purposes. Neither the Company nor any Company Subsidiary is currently or has ever been a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract other than (i) Contracts listed in any part of the Company Disclosure Schedule, or (ii) Contracts entered into with customers, vendors, and other third parties the principal purpose of which was not to address Tax matters.

(g) The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(h) The Company has made available to Parent all documentation relating to any currently applicable Tax holidays or incentives. The Company and the Company Subsidiaries are in compliance with the requirements for any currently applicable Tax holidays or incentives and none of those Tax holidays or incentives will be adversely affected by the transaction contemplated in this Agreement.

(i) The Company and each Company Subsidiary has reported, withheld and paid all material Taxes required to have been reported, withheld and paid in connection with any amounts paid or owing by it to any officer, employee, independent contractor, creditor, stockholder or other third party, and has timely filed all related withholding Tax Returns.

Except as expressly set forth in Section 2.15, this Section 2.14 constitutes all of the Company’s representations and warranties concerning Taxes, and no other representation or warranty set forth in this Section 2 shall be construed to apply to any matter relating to Taxes.

2.15 Employee and Labor Matters; Benefit Plans.

(a) Part 2.15(a) of the Company Disclosure Schedule accurately sets forth as of the date of this Agreement, with respect to each employee of the Company or any Company Subsidiary (including any employee of the Company or any Company Subsidiary who is on a leave of absence):

(i) the name of such employee and the date as of which such employee was originally hired by the Company or any Company Subsidiary;

(ii) such employee’s title;

(iii) the aggregate dollar amount of the cash compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments,

incentive compensation and other payments of any type, other than de minimus amounts) received by such employee from the Company or any Company Subsidiary with respect to services performed in 2006;

(iv) such employee’s annualized compensation as of the date of this Agreement;

(v) to the Knowledge of the Company, any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Company’s business or any Company Subsidiary’s business; and

(vi) such employee’s citizenship status (whether such employee is a U.S. citizen or otherwise) and, with respect to non-U.S. citizens, identifies the visa or other similar permit under which such employee is working for the Company or any Company Subsidiary and the dates of issuance and expiration of such visa or other permit.

(b) Part 2.15(b) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement each former employee of the Company or any Company Subsidiary who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from the Company or any Company Subsidiary) relating to such former employee’s employment with the Company or any Company Subsidiary; and Part 2.15(b) of the Company Disclosure Schedule accurately describes such benefits.

(c) To the Knowledge of the Company, the employment of the Company’s and each Company Subsidiary’s employees is terminable by the Company or the applicable Company Subsidiary at will. The Company has delivered or made available to Parent accurate and complete copies of all employee manuals and handbooks that are currently in effect and written Company policy statements relating to the employment of the current and former employees of the Company or any Company Subsidiary.

(d) To the Knowledge of the Company, as of the date of this Agreement, no employee of the Company or any Company Subsidiary is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that would reasonably be expected to have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company or the applicable Company Subsidiary; or (B) the Company’s or any Company Subsidiary’s business or operations.

(e) As of the date of this Agreement, neither the Company nor any Company Subsidiary uses the services or employs any independent contractors.

(f) Neither the Company nor any Company Subsidiary is a party to or bound by, and neither the Company nor any Company Subsidiary has ever been a party to or bound by any union contract, collective bargaining agreement or similar Contract.

(g) Neither the Company nor any Company Subsidiary is engaged, and neither the Company nor any Company Subsidiary has ever been engaged, in any unfair labor practice. There has never been any slowdown, work stoppage, labor dispute or union organizing activity affecting the Company or any Company Subsidiary. As of the date of this Agreement, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to give rise to the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. As of the date of this Agreement, there are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any employee of the Company or any Company Subsidiary, including, without limitation, charges of unfair labor practices or discrimination complaints. As of the date of this Agreement, the Company and each Company Subsidiary has good labor relations

(h) As of the date of this Agreement, there are no, and at no time since July 1, 2005 have been, any independent contractors who have provided services to the Company or any Company Subsidiary for a period of six consecutive months or longer. Neither the Company nor any Company Subsidiary has had, since July 1, 2005, any temporary or leased employees.

(i) Part 2.15(i) of the Company Disclosure Schedule identifies as of the date of this Agreement each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the “Plans”) sponsored, maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary for the benefit of any employee of the Company or any Company Subsidiary. As of the date of this Agreement, neither the Company nor any Company Subsidiary intends or has committed to establish or enter into any new Plan, or to modify any Plan.

(j) The Company has delivered or made available to Parent: (i) correct and complete copies of all documents setting forth the terms of each Plan, including all amendments thereto and all related trust documents; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Code in connection with each Plan; (iii) if the Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Plan; (v) all material written Contracts relating to the operation of each Plan, including administrative service agreements and group insurance contracts; (vi) all 401(k) and (m) discrimination tests results, if applicable for each Plan intended to be qualified under Section 401(a) of the Code for the most recent plan year; and (xi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Plan intended to be qualified under Section 401(a) of the Code.

(k) The Company and each Company Subsidiary has performed all obligations required to be performed by it under each Plan and is not in default under or violation of, and the Company has no Knowledge of any default under or violation by any other party of, the terms of any Plan, except for any non-performance, defaults or violations that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. Each Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or has applied for a determination letter or has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of that Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, in respect of which the Company or Company Subsidiary could have any material liability has occurred with respect to any Plan. As of the date of this Agreement, there are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits), against any Plan or against the assets of any Plan. The terms of each Plan (other than any Plan to be terminated prior to the Closing in accordance with this Agreement) permit the Plan to be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company, any Company Subsidiary or the Surviving Corporation (other than ordinary administration expenses). As of the date of this Agreement, there are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Body with respect to any Plan. As of the date of this Agreement, the Company and each Company Subsidiary have made all material contributions and other payments required by and due under the terms of each Plan.

(l) No Plan is: (i) employee benefit pension plan (as defined in Section 3(2) of ERISA) (“Pension Plan”) subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. None of the Company or any Company Subsidiary has any outstanding liability in respect of any Pension Plan or multiemployer plan (as defined above), including by reason of being or having been part of an affiliated group of corporations, a group of trades or businesses under common control, or an affiliated service group, in each case within the meaning of the applicable subsection of Section 414 of the Code. Neither the Company nor any Company Subsidiary has ever maintained, established, sponsored, participated in or contributed to, any Pension Plan in which stock of the Company or any Company Subsidiary is or was held as a plan asset.

(m) No Plan provides (except at no cost to the Company or any Company Subsidiary), or represents any liability of the Company or any Company Subsidiary to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no material future costs to the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any employee of the Company or any Company Subsidiary (either individually or to employees of the Company or any Company Subsidiary as a group) or any other Person that such employee(s) or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(n) Except as set forth in Part 2.15(n) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute an event under any Plan, Company Contract, trust or loan that (with or without notice or lapse of time) will or would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of the Company or any Company Subsidiary.

(o) The Company and the Company Subsidiaries: (i) are, and at all times have been, in compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law, except for any non-compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company; (ii) have withheld and reported all material amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to their employees; (iii) are not liable for any arrears of material wages or any material Taxes or any material penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) are not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for their employees (other than routine payments to be made in the normal course of business and consistent with past practice). As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened claims or Legal Proceedings against the Company or any Company Subsidiary under any worker’s compensation policy or long-term disability policy.

(p) To the Knowledge of the Company, as of the date of this Agreement no officer or employee of the Company or any Company Subsidiary is subject to any injunction, writ, judgment, decree, or order of any court or other Governmental Body that would interfere in any material respect with such employee’s efforts to promote the interests of the Company or any Company Subsidiary, or that would interfere with the business of the Company or any Company Subsidiary.

(q) Since December 31, 2004, each Plan, program, arrangement or agreement of the Company which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose, as determined under applicable guidance of the Department of Treasury and Internal Revenue Service, with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004. Except to the extent it may be applicable to any option agreement, restricted stock purchase or restricted stock award agreement, or employment offer letter agreement listed in any part of the Company Disclosure Schedule, any such Plan, program, arrangement or agreement operated or maintained by the Company at any time since December 31, 2004 is set forth in Part 2.15(q) of the Company Disclosure Schedule.

2.16 Environmental Matters.

(a) To the Company’s knowledge, the Company and the Company Subsidiaries: (i) are and have been in compliance in all material respects with, and have not been and are not in material violation of or subject to any material liability under, any applicable Environmental Requirements (as defined in Section 2.16(f)); and (ii) possess all Environmental Authorizations (as defined in Section 2.16(f)), and are in material compliance with the terms and conditions thereof.

(b) As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any notice or other communication (in writing or, to the Company’s Knowledge, otherwise), whether from a Governmental Body, citizens group, Company or Company Subsidiary employee or otherwise, that alleges that the Company or any Company Subsidiary is not in compliance with any Environmental Requirement or Environmental Authorization.

(c) To the Knowledge of the Company and except as it relates too any office space currently or formerly leased by the Company or any Company Subsidiary in a multi-tenant facility: (i) all property that is leased to or controlled by the Company or any Company Subsidiary, and all surface water, groundwater and soil associated with such property, is free of any Materials of Environmental Concern (as defined in Section 2.16(f)) that have been Released by the Company or any Company Subsidiary that would reasonably be expected to have a Material Adverse Effect on the Company; (ii) none of the property that is currently leased to or controlled by the Company or any Company Subsidiary contains any underground storage tanks used for the storage of Materials of Environmental Concern (as defined in Section 2.16(f), asbestos, equipment using PCBs or underground injection wells; and (iii) none of the property that is currently leased to or controlled by the Company or any Company Subsidiary contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.16(f)).

(d) Neither the Company nor any Company Subsidiary has ever caused a material Release of any Materials of Environmental Concern, except in compliance in all material respects with all applicable Environmental Requirements.

(e) To the Company’s Knowledge, neither the Company nor any Company Subsidiary has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Requirement: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Requirement or to make payment for the cost of cleaning up any site.

(f) For purposes of this Section 2.16: (i) “Environmental Requirement” means any federal, state, local or foreign Legal Requirement, order, writ, injunction, directive, authorization, judgment, decree, grant or other governmental restriction and requirement, whether judicial or administrative, relating to pollution or protection of human health and safety from Materials of Environmental Concern, natural resources or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Environmental Authorization” means any material Governmental Authorization required under applicable Environmental Requirements for the conduct of the business or operations of the Company or any Company Subsidiary; (iii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other hazardous or toxic substance regulated by any Environmental Requirement or that is otherwise hazardous to health, reproduction or the environment; and (iv) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

(g) This Section 2.16 constitutes all of the Company’s representations and warranties with respect to environmental matters, and no other representations or warranties in this Agreement will be construed to apply to any matter under or relating to any Environmental Requirement, Environmental Authorization or Materials of Environmental Concern.

2.17 Insurance. Part 2.17 of the Company Disclosure Schedule identifies all insurance policies maintained as of the date of this Agreement by, at the expense of or for the benefit of the Company or any Company Subsidiary and identifies any material claims made thereunder in the past three years, and the Company has delivered or made available to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Company Disclosure Schedule. As of the date of this Agreement, each of the insurance policies identified in Part 2.17 of the Company Disclosure Schedule is in full force and effect in all material respects. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice or other written, or, to the Knowledge of the Company, other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18 Related Party Transactions. (a) No Related Party has, and no Related Party has at any time since March 1, 2002, had, any direct or indirect interest in any material asset used in the business of the Company or any Company Subsidiary; (b) no Related Party is, and no Related Party has at any time since March 1, 2002 been, indebted to the Company or any Company Subsidiary; (c) since March 1, 2002, no Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing involving the Company or any Company Subsidiary (other than as a result of such Related Party’s status as a stockholder of a publicly-traded corporation); (d) to the Knowledge of the Company, as of the date of this Agreement no Related Party is competing directly or indirectly with the Company or any Company Subsidiary (other than as a result of such Related Party’s status as a stockholder of a publicly-traded corporation); and (e) to the Knowledge of the Company, as of the date of this Agreement no Related Party has any claim or right against the Company or any Company Subsidiary (other than rights under Company Options, Company Warrants, Bridge Warrants and capital stock of the Company and rights to receive compensation for services performed as an employee of the Company or any Company Subsidiary and rights under any other Contract listed in any section of the Company Disclosure Schedule). (For purposes of this Section 2.18 each of the following shall be deemed to be a “Related Party”: (i) each of the Company’s stockholders owning more than 5% of the Company’s outstanding

Common Stock on a fully diluted basis; (ii) each individual who is, or who has at any since March 1, 2002 been, an officer or director of the Company or any Company Subsidiary; (iii) each member of the immediate family of each of the individuals referred to in clause (i) and (ii) above; and (iv) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses (i), (ii) or (iii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

2.19 Legal Proceedings; Orders.

(a) Except as set forth on Part 2.19 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and to the Company’s Knowledge, no Person has since January 1, 2002 threatened to commence any Legal Proceeding: (i) that involves the Company or any Company Subsidiary or any of the assets owned, used or controlled by the Company or any Company Subsidiary or any Person whose liability the Company or any Company Subsidiary has or could reasonably be expected to have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements.

(b) As of the date of this Agreement, there is no Order to which the Company or any Company Subsidiary, or any of the material assets owned or used by the Company or any Company Subsidiary, is subject. To the Company’s Knowledge, none of the Company’s stockholders is subject to any Order that relates to the Company’s or any Company Subsidiary’s business or to any assets owned or used by the Company or any Company Subsidiary.

2.20 Authority; Binding Nature of Agreement.

(a) Subject to obtaining the requisite approval of the Company’s stockholders in accordance with the DGCL and the filing and recording of the Certificate of Merger pursuant to the DGCL, the Company has the corporate power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it is a party, and the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company and its board of directors. The consent of (a) a majority of the voting power represented by Company Common Stock and Company Preferred Stock, voting together as a single class, and (b) at least a majority of the outstanding Series A Preferred Stock and Series C Preferred Stock, voting together as a single class, are the only consents of the stockholders of the Company needed to approve the principal terms of this Agreement and approve the Merger and the transactions contemplated hereby (the “Required Company Stockholder Approval”). This Agreement and each Related Agreement to which the Company is a party has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) reorganization, moratorium or other laws of general enforcement of creditors’ rights, and (ii) applicable rules of law governing specific performance, injunctive relief and other equitable remedies.

2.21 Non-Contravention; Consents. Neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the charter or by-laws of the Company;

(ii) subject to obtaining the Consents and making the filings and giving the notices set forth in Part 2.21 of the Company Disclosure Schedule, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order of any Governmental Body to which the Company or any Company Subsidiary, or any of the assets owned or used by the Company or any Company Subsidiary, is subject;

(iii) subject to obtaining the Consents and making the filings and giving the notices set forth in Part 2.21 of the Company Disclosure Schedule, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by the Company or any Company Subsidiary or that otherwise relates to the Company’s or any Company Subsidiary’s business or to any of the material assets owned or used by the Company or any Company Subsidiary;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, in any material respect, any provision of any Material Company Contract, or give any Person the right to (A) declare a default or exercise any remedy under any such Material Company Contract, (B) accelerate the maturity or performance of any such Material Company Contract, or (C) cancel, terminate or modify any such Material Company Contract; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any Company Subsidiary (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any Company Subsidiary).

Except for those filings, notices or Consents disclosed in Part 2.21 of the Company Disclosure Schedule, the Company and the Company Subsidiaries are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (y) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements, except for any filings, consents or notices that, if not made or obtained, would not impair or reasonably be expected to impair in any material respect the ability of the parties to consummate the transactions contemplated by this Agreement, or otherwise individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

2.22 Company Action. The board of directors of the Company (at a meeting duly called and held in accordance with the Company Constituent Documents) has (a) unanimously determined that the Merger is advisable and in the best interests of the Company and its stockholders, and (b) unanimously recommended the approval of this Agreement and the Merger by the stockholders of the Company and directed that this Agreement and the Merger be submitted to the stockholders of the Company for approval.

2.23 Anti-Takeover Provisions. Each of the board of directors of the Company and the Company have taken all action necessary or required to render inapplicable to the Merger, this Agreement or any Related Agreement and the transactions contemplated herein or therein any anti-takeover provision in the Company Constituent Documents.

2.24 Finder’s Fee. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s, success or other fee or commission in connection with the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

2.25 Certain Payments. Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any officer, employee, agent or other Person acting for or on behalf of the Company or any Company Subsidiary, has at any time, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or knowingly failed to make any entry that should have been made, in any of the books of account or other records of the Company or any Company Subsidiary;

(c) made any unlawful payment to any Person; or

(d) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(c)” above.

2.26 Full Disclosure. The information supplied by the Company for inclusion in the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus forming a part thereof (including any consolidated financial statements of the Company) (the “Company Information”) will not, as of the date of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus or as of the date of any amendments or supplements related thereto, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading. The Company Information, as of the date of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus or as of the date of any amendments or supplements thereto, will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.

3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

Except as set forth in this Agreement or on the Parent Disclosure Schedule or in the Parent SEC Documents, Parent and Merger Sub represent and warrant to the Company as set forth below. The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered paragraphs in this Section 3. The disclosure in any section or subsection of the Parent Disclosure Schedule shall qualify other sections and subsections in this Section 3 only to the extent it is readily apparent that the disclosure contained in such section or subsection of the Parent Disclosure Schedule contains enough information regarding the subject matter of the other representations in this Section 3 as to qualify or otherwise apply to such other representations and warranties.

3.1 Due Organization; No Subsidiaries; Etc.

(a) Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Parent Contracts.

(b) Parent has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Diversa Corporation.”

(c) Parent, each Parent Subsidiary and Merger Sub are not and have not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 3.1(c) of the Parent Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed would not reasonably be expected to have a Material Adverse Effect on Parent. Parent and Merger Sub and each of their respective Subsidiaries are each in good standing as a foreign corporation in each of the jurisdictions identified in Part 3.1(c) of the Parent Disclosure Schedule.

(d) As of the date of this Agreement, Parent has no Subsidiaries (other than Merger Sub) except for the Entities identified in Part 3.1(d) of the Parent Disclosure Schedule. As of the date of this Agreement, except for the equity interests identified in Part 3.1(d) of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary owns any equity interest in any Entity and neither the Parent nor any Parent Subsidiary has ever owned, beneficially or otherwise, any controlling equity interest in any Entity. As of the date of this Agreement, neither Parent nor any Parent Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Entity (other than a Parent Subsidiary). Neither Parent nor any Parent Subsidiary has guaranteed or is responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest. Neither Parent nor any of its stockholders has ever approved, or commenced any proceeding contemplating, the dissolution or liquidation of Parent’s business or affairs.

3.2 Certificate of Incorporation and Bylaws; Records. Parent has delivered or otherwise made available to the Company accurate and complete copies of: (a) the certificate of incorporation and bylaws, including all amendments thereto, of each of Parent and each Parent Subsidiary, including Merger Sub; and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders and the board of directors and all committees thereof of Parent and each Parent Subsidiary, including Merger Sub, since January 1, 2006 (the items described in (a) and (b) above, collectively, the “Parent Constituent Documents”). Since January 1, 2006 there have been no formal meetings or other proceedings of the stockholders or boards of directors or any committee thereof of Parent or any Parent Subsidiary, including Merger Sub, that are not reflected in the Parent Constituent Documents. The stock records and minute books of Parent and each Parent Subsidiary are accurate, up-to-date and complete in all material respects, and have been maintained in accordance in all material respects with applicable Legal Requirements and prudent business practices.

3.3 Capitalization, Etc.

(a) The authorized capital stock of Parent consists of: (i) 65,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock (“Parent Preferred Stock”). As of January 26, 2007, (i) 48,237,147 shares of Parent Common Stock have been issued and are outstanding, (ii) 974,508 outstanding shares of Parent Common Stock are subject to risk of forfeiture and repurchase rights that lapse over time (“Parent Restricted Stock”), and (iii) no shares of Parent Preferred Stock have been issued and are outstanding. All outstanding shares of Parent Common Stock and Parent Warrants have been duly authorized and validly issued, and are fully paid and non-assessable. All outstanding shares of Parent Common Stock and all outstanding Parent Options and Parent Warrants have been issued and granted in compliance in all material respects with (y) all applicable securities laws and other applicable Legal Requirements, and (z) all requirements set forth in the Parent Constituent Documents and applicable Contracts. Part 3.3(a) of the Parent Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by Parent and to which any of such shares of Parent Common Stock, including all Parent Restricted Stock, is subject and identifies the Contract underlying such right.

(b) As of January 26, 2007, Parent has reserved 8,475,607 shares of Parent Common Stock for issuance under its Parent Stock Option Plans (including 270,613 shares of Parent Common Stock reserved for issuance under Parent’s 1999 Employee Stock Purchase Plan) of which options to purchase 3,601,479 shares are outstanding as of January 26, 2007 (“Parent Options”). As of January 26, 2007, 1,293,211 shares of Parent Common Stock are reserved for future issuance pursuant to the Parent Warrants. As of the date of this Agreement, except for Parent Options granted pursuant to the Parent Stock Option Plans and rights thereunder, the Parent Warrants, Parent Restricted Stock and Parent’s 1999 Employee Stock Purchase Plan and rights thereunder, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Parent; (iii) Contract under which Parent or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of Parent or to repurchase, redeem or otherwise acquire any outstanding securities of Parent or any of its Subsidiaries; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a valid claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

(c) All of the outstanding shares of capital stock of Merger Sub have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by Parent, free and clear of any Encumbrances.

3.4 SEC Filings; Financial Statements.

(a) Since January 1, 2004, Parent has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required under the applicable requirements of the Securities Act and the Exchange Act (such documents, together with any documents filed during such period with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Parent SEC Documents”). Parent has delivered or made available to the Company accurate and complete copies (excluding copies of exhibits) of each Parent SEC Document filed by Parent with the SEC on or after January 1, 2004 and prior to the date of this Agreement and all comment letters and other communications received from the SEC since January 1, 2004 and prior to the date of this Agreement. As of the time it was filed with the SEC, each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act applicable to such Parent SEC Document, and, as of the time it was filed with the SEC, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised, amended, supplemented or superseded by a later-filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Parent Subsidiary is required to file any reports or other documents with the SEC.

(b) The consolidated financial statements contained in the Parent SEC Documents (including, in each case, any related notes thereto): (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and except that the unaudited interim consolidated financial statements contained in the Parent SEC Documents do not contain footnotes as permitted by Form 10-Q of the Exchange Act; and (iii) fairly present in all material respects the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby, except that the unaudited interim consolidated financial statements contained in the Parent SEC Documents were or are subject to normal year-end audit adjustments which are not expected, individually or in the aggregate, to be material in magnitude.

(c) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications were true and accurate when made. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(d) Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) access to assets is permitted only in accordance with management’s general or specific authorization; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

3.5 Absence of Changes. Except as set forth in Part 3.5 of the Parent Disclosure Schedule, since September 30, 2006 to the date of this Agreement:

(a) there has not been any Material Adverse Effect on Parent, and no event has occurred that would reasonably be expected to have such a Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Parent and Parent Subsidiaries (whether or not covered by insurance);

(c) Parent has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

(d) there has been no amendment to Parent’s certificate of incorporation or bylaws and Parent has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(e) neither Parent nor any Parent Subsidiary has changed in any material respect any of its methods of accounting or accounting practices in any respect other than as required by any recent accounting pronouncements from the SEC, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; and

(f) neither Parent nor any Parent Subsidiary has agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(e)” above.

3.6 Liabilities. As of the date of this Agreement, neither Parent nor any Parent Subsidiary has any accrued, contingent or other liabilities of any nature that under GAAP would be required to be reflected in a consolidated balance sheet of Parent prepared as of the date of this Agreement, except for: (i) liabilities identified as such in the “liabilities” section in Parent’s balance sheet included in its Form 10-Q for the period ended September 30, 2006 or otherwise described in Parent’s Form 10-Q for the period ended September 30, 2006; (ii) accounts payable or accrued salaries that have been incurred by Parent or any Parent Subsidiary since September 30, 2006 in the ordinary course of business and consistent with Parent’s or the applicable Parent Subsidiary’s past practices; (iii) liabilities under any Parent Contracts, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Parent Contracts; (iv) liabilities that have been incurred since September 30, 2006 and, individually or in the aggregate, are not material to Parent and Parent’s Subsidiaries taken as a whole and that were incurred in the ordinary course of business; and (v) the liabilities identified in Part 3.6 of the Parent Disclosure Schedule.

3.7 Compliance with Legal Requirements.

(a) Parent and each Parent Subsidiary are in compliance with all applicable Legal Requirements, except for any non-compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any Parent Subsidiary has received, at any time since January 1, 2002, any written notice or other written, or, to Parent’s Knowledge, other communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any Legal Requirement.

(b) As of the date of this Agreement, no material Parent Product is under consideration by the members of Parent’s senior management included within the definition of “Knowledge” of the Parent for recall, withdrawal, suspension, seizure or discontinuance, or has been recalled, withdrawn, suspended, seized or discontinued (in each case, other than for commercial or other business reasons) by, Parent or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), in each case since January 1, 2002. No proceedings in the United States or outside of the United States of which Parent has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any material Parent Product are pending against Parent or any of its Subsidiaries which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Parent.

(c) Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has knowingly made an untrue statement of a material fact or knowingly made a fraudulent statement to any Governmental Body, knowingly failed to disclose a material fact required to be disclosed to any Governmental Body, or knowingly committed an act, made a statement, or failed to make a statement that, at the time, would reasonably be expected to provide a basis for any Governmental Body to invoke its policy respecting “fraud, untrue statements of material facts, bribery, illegal gratuities” or any similar policy. Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has been convicted of any crime for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Requirement or authorized by 21 U.S.C. § 335a(b) or any similar Legal Requirement.

(d) Since January 1, 2004 and through the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice that any Governmental Body has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Parent Product, (b) commenced, or threatened to initiate, any action to enjoin production of any Parent Product or (c) commenced, or threatened to initiate, any action to enjoin the production of any product produced at any facility where any Parent Product is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

3.8 Governmental Authorizations. Part 3.8 of the Parent Disclosure Schedule identifies each material Governmental Authorization held by Parent or any Parent Subsidiary as of the date of this Agreement, and Parent has delivered or made available to the Company accurate and complete copies of all Governmental Authorizations identified in Part 3.8 of the Parent Disclosure Schedule. The Governmental Authorizations identified in Part 3.8 of the Parent Disclosure Schedule are valid and in full force and effect in all material respects, and collectively constitute all Governmental Authorizations necessary as of the date of this Agreement to enable Parent and the Parent Subsidiaries to conduct their businesses in the manner in which their businesses are currently being conducted. Parent and the Parent Subsidiaries are in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 3.8 of the Parent Disclosure Schedule. Neither Parent nor any Parent Subsidiary has received since January 1, 2002 any written notice or other written communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

3.9 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and, to Parent’s Knowledge, no Person has since January 1, 2002, threatened to commence any Legal Proceeding: (i) that involves Parent or any Parent Subsidiary or any material assets owned or used by Parent or any Parent Subsidiary or any Person whose liability Parent or any Parent Subsidiary has or would reasonably be expected to have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements.

(b) Since December 31, 2005 no Legal Proceeding has been commenced by or against Parent or any Parent Subsidiary.

(c) As of the date of this Agreement, there is no Order to which Parent or any Parent Subsidiary, or any of the material assets owned or used by Parent or any Parent Subsidiary, is subject. To Parent’s Knowledge, no officer or other employee of Parent or any Parent Subsidiary is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to Parent’s or any Parent Subsidiary’s business.

3.10 Non-Contravention; Consents. Neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of Parent’s certificate of incorporation or bylaws;

(b) subject to obtaining the Consents and making the filings and giving the notices set forth in Part 3.10 of the Parent Disclosure Schedule, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order of any Governmental Body to which Parent or any Parent Subsidiary, or any of the assets owned or used by Parent or any Parent Subsidiary, is subject;

(c) subject to obtaining the Consents and making the filings and giving the notices set forth in Part 3.10 of the Parent Disclosure Schedule, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by Parent or any Parent Subsidiary or that otherwise relates to Parent’s or any Parent Subsidiary’s business or to any of the material assets owned or used by Parent or any Parent Subsidiary;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, in any material respect, any provision of any material Parent Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such material Parent Contract, (ii) accelerate the maturity or performance of any such material Parent Contract, or (iii) cancel, terminate or modify any such material Parent Contract; or

(e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by Parent or any Parent Subsidiary (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Parent or any Parent Subsidiary).

Except for those filings, notices or Consents disclosed in Part 3.10 of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (y) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements, except for any filings, consent or notices that, if not made or obtained, would not impair or reasonably be expected to impair in any material respect the ability of the parties to consummate the transactions contemplated by this Agreement, or otherwise individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent.

3.11 Authority; Binding Nature of Agreement. Subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, obtaining the Required Parent Stockholder Vote for the issuance of Parent Common Stock pursuant to the Merger and the filing and recordation of the Certificate of Merger pursuant to the DGCL, each of Parent and Merger Sub have the corporate power and authority to perform its obligations under this Agreement and any Related Agreement to which it is a party, and the execution, delivery and performance by each of Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) and any Related Agreement to which it is a party have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. Parent and Merger Sub have duly executed and delivered this Agreement and each Related Agreement to which it is a party, and, assuming due authorization, execution and delivery by the other parties hereto and thereto, each such agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against them in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general enforcement of creditors’ rights and (ii) applicable rules of law governing specific performance, injunctive relief and other equitable remedies.

3.12 Vote Required. The affirmative vote of the holders of a majority of Parent Common Stock having voting power present in person or represented by proxy at the Parent Stockholders’ Meeting is the only vote of the holders of any class or series of Parent capital stock necessary to approve the issuance of Parent Common Stock in connection with the Merger, the Merger and the other transactions contemplated hereby (the “Required Parent Stockholder Approval”).

3.13 No Financial Advisor. Except for UBS Securities LLC, the fees and expenses of which will be paid by Parent, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

3.14 Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.15 Parent Rights Agreement. Parent has amended the Rights Agreement, dated as of December 13, 2000 and as subsequently amended, between Parent and American Stock Transfer & Trust Co., Inc. (the “Rights Agreement”), and taken all other action necessary or appropriate so that the execution and delivery of this Agreement by the parties hereto, and the consummation by Parent of the Merger and the transactions contemplated by this Agreement, do not and will not cause the Company or any of its Affiliates to be within the definition of “Acquiring Person” under the Rights Agreement.

3.16 Parent and Merger Sub Action. The board of directors of each of Parent and Merger Sub (at, in the case of Parent, a meeting duly called and held in accordance with the Parent Constituent Documents and, in the case of Merger Sub, pursuant to a valid action by unanimous written consent) has (a) unanimously determined that the Merger is advisable and in the best interests of Parent and the Merger Sub and their respective stockholders, as the case may be, and (b) unanimously recommended the approval by the stockholders of Parent of, in the case of Parent, the issuance of Parent Common Stock in connection with the Merger and, in the case of Merger Sub, the approval by the stockholders of Merger Sub of this Agreement and the Merger, and directed that these matters for which they have unanimously recommended approval by their respective stockholders be submitted to the stockholders of Parent and the Merger Sub, as the case may be, for approval.

3.17 Tax Matters.

(a) Neither Parent nor any Parent Subsidiary has (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent), (ii) any liability for the Taxes of any Person (other than Parent or a Parent Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise and (iii) ever been a party to any joint venture, collaboration, partnership or other agreement treated as a partnership for Tax purposes. Neither Parent nor any Parent Subsidiary is currently or has ever been a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract other than (i) Contracts listed in any part of the Parent Disclosure Schedule, or (ii) Contracts entered into with customers, vendors, and other third parties the principal purpose of which was not to address Tax matters.

(b) Parent and each Parent Subsidiary has reported, withheld and paid all material Taxes required to have been reported, withheld and paid in connection with any amounts paid or owing by it to any officer, employee, independent contractor, creditor, stockholder or other third party and has timely filed all related withholding Tax Returns.

This Section 3.17 constitutes all of Parent’s representations and warranties concerning Taxes, and no other representation or warranty set forth in this Section 3 shall be construed to apply to any matter relating to Taxes.

3.18 Employee and Labor Matters; Benefit Plans.

(a) Parent has delivered or made available to Company copies of each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the “Parent Plans”) sponsored, maintained, contributed to or required to be contributed to by Parent or any Parent Subsidiary for the benefit of any employee of Parent or any Parent Subsidiary.

(b) Parent and each Parent Subsidiary has performed all obligations required to be performed by it under each Parent Plan and is not in default under or violation of, and Parent has no Knowledge of any default under or violation by any other party of, the terms of any Parent Plan, except for any non-performance, defaults or violations that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent. As of the date of this Agreement, there are no claims or Legal Proceedings pending, or, to the Knowledge of Parent, threatened (other than routine claims for benefits), against any Parent Plan or against the assets of any Parent Plan. As of the date of this Agreement, there are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of Parent, threatened by any Governmental Body with respect to any Parent Plan. As of the date of this Agreement, Parent and each Parent Subsidiary have made all material contributions and other payments required by and due under the terms of each Parent Plan.

(c) As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened claims or Legal Proceedings against Parent or any Parent Subsidiary under any worker’s compensation policy or long-term disability policy.

3.19 Interim Operations of Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities.

3.20 Contracts. As of the date of this Agreement no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) has resulted or would reasonably be expected to (i) result in a violation or breach of any of the provisions of any material Parent Contract by Parent or any Parent Subsidiary or, to the Knowledge of Parent as of the date of this Agreement, by any other Person or (ii) to the Knowledge of Parent as of the date of this Agreement, give Parent or any Parent Subsidiary, or give any other Person, the right to declare a default or exercise any remedy under any material Parent Contract. As of the date of this Agreement, no Person has a right pursuant to the terms of any material Contract to which Parent is a party to renegotiate any amount paid or payable to Parent or any Parent Subsidiary under any material Contract to which any of them are a party. As of the date of this Agreement, neither Parent or any Parent Subsidiary has waived any of its material rights under any material Contract to which Parent is a party.

3.21 Intellectual Property.

(a) To Parent’s Knowledge, as of the date of this Agreement, all Parent issued patents, registered trademarks and registered copyrights are valid, subsisting, and enforceable in all material respects. Except for routine patent examination, no interference, opposition, reissue, reexamination, or other proceeding is pending or, to Parent’s Knowledge, as of the date of this Agreement, threatened, in which the scope, validity, or enforceability of any Parent IP is being, has been, or would reasonably be expected to be contested or challenged. To Parent’s Knowledge, as of the date of this Agreement, there is no basis for a claim that any Parent IP is invalid or unenforceable. To Parent’s Knowledge, as of the date of this Agreement, no Person has infringed, misappropriated, or otherwise violated in any material respect, and no Person is currently infringing, misappropriating, or otherwise violating in any material respect, any Parent IP. Parent has delivered or made available to Company each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last five years by or to Parent or any Parent Subsidiary or any Representative of Parent or any Parent Subsidiary regarding any actual, alleged, or suspected infringement or misappropriation of any Parent IP.

(b) Neither the execution, delivery, or performance of this Agreement (or any of the Related Agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the Related Agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any material Parent IP; (b) a breach by Parent or any Parent Subsidiary of any material provision of any license agreement relating to any Intellectual Property Rights or Intellectual Property licensed to Parent or any Parent Subsidiary (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of the Company’s or any Company Subsidiary’s products or services, and (C) is generally available on standard terms for less than $25,000); (c) the release, disclosure, or delivery of any material Parent IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any material Parent IP.

(c) To Parent’s Knowledge, as of the date of this Agreement, Parent and Parent Subsidiaries have never knowingly infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any valid and enforceable Intellectual Property Right of any other Person.

3.22 Environmental Matters.

(a) To Parent’s Knowledge, Parent and Parent Subsidiaries: (i) are and have been in compliance in all material respects with, and have not been and are not in material violation of or, to Parent’s Knowledge, subject to any material liability under, any applicable Environmental Requirements (as defined in Section 2.16(f)); and (ii) possess all Environmental Authorizations (as defined in Section 2.16(f)), and are in material compliance with the terms and conditions thereof.

(b) As of the date of this Agreement, neither Parent nor any Parent Subsidiary has received any notice or other communication (in writing or, to Parent’s Knowledge, otherwise), whether from a Governmental Body, citizens group, Parent or Parent Subsidiary employee or otherwise, that alleges that Parent or any Parent Subsidiary is not in compliance with any Environmental Requirement or Environmental Authorization.

(c) To Parent’s Knowledge, neither Parent nor any Parent Subsidiary has ever caused the material Release of any Materials of Environmental Concern except in compliance in all material respects with all applicable Environmental Requirements.

(d) This Section 3.22 constitutes all of Parent’s representations and warranties with respect to environmental matters, and no other representations or warranties in this Agreement will be construed to apply to any matter under or relating to any Environmental Requirement, Environmental Authorization or Materials of Environmental Concern.

3.23 Anti-Takeover Provisions. Each of the board of directors of Parent and the Merger Sub have taken all action necessary or required to render inapplicable to the Merger, this Agreement or any Related Agreement and the transactions contemplated herein or therein any anti-takeover provision in the Parent Constituent Documents.

3.24 Full Disclosure. The information supplied by Parent for inclusion in the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus forming a part thereof (including any consolidated financial statements of Parent) (the “Parent Information”) will not, as of the date of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus or as of the date of any amendments or supplements related thereto, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading. The Parent Information, as of the date of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus or as of the date of any amendments or supplements thereto, will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.

4. CERTAIN COVENANTS OF THE COMPANY AND PARENT.

4.1 Confidentiality; Access and Investigation; No Solicitation.

(a) The Company and Parent agree that, notwithstanding anything expressed or implied to the contrary therein, the Confidentiality Agreement shall continue in full force and effect following the date of this Agreement. Any and all non-public information disclosed or made available by Parent to the Company or by the Company to Parent as a result of the negotiations or due diligence investigations leading to the execution of this Agreement, or in furtherance thereof, including any information disclosed or made available after the date of this Agreement pursuant to Section 4.1 hereof, shall be deemed to be “Evaluation Material” (subject to the exceptions thereto) under the Confidentiality Agreement and shall remain subject to the terms and conditions the Confidentiality Agreement.

(b) Subject to the terms of the Confidentiality Agreement and any constraints imposed by applicable Legal Requirements, at least once per week during the period commencing on the date of this Agreement and ending at the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the “Pre-Closing Period”), the parties shall arrange for one or more of each other’s officers to conduct a conference call or meeting among themselves to discuss each party’s performance under and compliance with its business plan and related budget (as delivered or made available to the other party on or prior to the date of this Agreement), including matters related to the Company’s development of its pilot plant and demonstration plant and Parent’s timing with respect to product launches, and other material matters related to each of their respective businesses, as well as each party’s near-term financing objectives and plans. In addition to the foregoing, subject to the terms of the Confidentiality Agreement and any constraints imposed by applicable Legal Requirements, during the Pre-Closing Period, upon reasonable notice the Company and Parent shall, and shall cause their Representatives to: (a) provide the other party and such other party’s Representatives with reasonable access during normal business hours to such party’s Representatives and personnel and to all existing books, records, Tax Returns, work papers and other documents and information relating to such party and its Subsidiaries; (b) provide the other party and such other party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such party and its Subsidiaries, in each case which was not delivered or made available to the other party prior to the Effective Time, as the other party may reasonably request; and (c) permit the other party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the officers and managers of such party responsible for such party’s financial statements and the internal controls of such party to discuss such matters as the other party may deem necessary or appropriate, including in order to enable the other party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period and to the extent the following information is not otherwise included in the SEC Documents in unredacted form, each of the Company and Parent shall promptly provide the other party with copies of:

(i) all material operating and financial reports prepared by the Company or Parent for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write off reports, hiring reports and capital expenditure reports prepared for its senior management;

(ii) any written materials or communications sent by or on behalf of the Company or Parent to its stockholders;

(iii) any notice, document or other communication sent by or on behalf of the Company or Parent to any party to any material Parent Contract or material Company Contract, as applicable, or sent to the Company or Parent by any party to any material Parent Contract or material Company Contract, as applicable (other than any communication that relates solely to routine commercial transactions between the Company or Parent and the other party to any such material Parent Contract or material Company Contract, as applicable, and that is of the type sent in the ordinary course of business);

(iv) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of the Company or Parent in connection with the Merger or any of the transactions contemplated by the Merger;

(v) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, the Company or Parent relating to any pending or threatened Legal Proceeding involving or affecting the Company or Parent; and

(vi) any material notice, report or other document received by the Company or Parent from any Governmental Body.

Notwithstanding the foregoing, the Company or Parent may restrict the foregoing access to the extent that any Legal Requirement applicable to the Company or Parent requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

(c) Prior to the termination of this Agreement and for a period of twelve months after any termination hereof, Parent agrees that it will not directly or indirectly, either for itself or for any other person, business, partnership, association, firm, company or corporation, solicit or discuss with any employee of the Company or any Company Subsidiary or affiliate of the Company controlled by Company (collectively, the “Company Entities”) or any person who has been an employee of, or consultant to, any Company Entity within the six month period preceding the termination of this Agreement (a “Company Person”) the employment or engagement of such Company Person by any business, firm, company, partnership, association, corporation, person or any other entity other than any Company Entity.

(d) Prior to the termination of this Agreement and for a period of twelve months after any termination hereof, the Company agrees that it will not directly or indirectly, either for itself or for any other person, business, partnership, association, firm, company or corporation, solicit or discuss with any employee of Parent or any Parent Subsidiary or affiliate of Parent controlled by Parent (collectively, the “Parent Entities”) or any person who has been an employee of, or consultant to, any Parent Entity within the six month period preceding the termination of this Agreement (a “Parent Person”) the employment or engagement of such Parent Person by any business, firm, company, partnership, association, corporation, person or any other entity other than any Parent Entity.

(e) The provisions of this Section 4.1 are intended to amend the Confidentiality Agreement with respect to the matters covered hereby. In the event that any provision of this Section 4.1 contravenes any provision of the Confidentiality Agreement, the terms of this Agreement shall control.

4.2 Operation of Parent’s Business.

(a) During the Pre-Closing Period, except as set forth in Part 4.2 of the Parent Disclosure Schedule, Parent shall: (i) ensure that Parent and each Parent Subsidiary conducts its business and operations (A) on a basis that is in all material respects in the ordinary course and in accordance with past practices, and (B) in compliance in all material respects with all applicable Legal Requirements and the requirements of all Parent Contracts that constitute material Parent Contracts; (ii) use its commercially reasonable efforts to ensure that Parent and each Parent Subsidiary preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Parent or the applicable Parent Subsidiary; (iii) keep in full force and effect (with the same scope and limits of coverage) all insurance policies of Parent in effect as of the date hereof or replacement policies with equivalent coverage; and (iv) Parent shall promptly notify the Company of: (A) any written notice or other communication received by an officer of Parent or of which any officer of Parent has Knowledge from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement; and (B) any Legal Proceeding against or involving Parent that is commenced, or, to Parent’s Knowledge, threatened.

(b) During the Pre-Closing Period, except as set forth in Part 4.2 of the Parent Disclosure Schedule, Parent shall not, and shall cause each Parent Subsidiary not to (without the prior written consent of the Company), subject to any Legal Requirement or GAAP requirement, take any action set forth in Section 3.5(c)-(e).

4.3 Operation of the Company’s Business.

(a) During the Pre-Closing Period, except as set forth in Part 4.3 of the Company Disclosure Schedule, the Company shall: (i) ensure that the Company and each Company Subsidiary conducts its business and operations (A) as it relates to the Company’s development of its pilot plant and demonstration plant and their associated assets and liabilities, in a manner consistent in all material respects with the Company’s business plan and budget for those plants (as delivered or made available to Parent on or prior to the date of this Agreement), and with respect to the rest of the Company’s business on a basis that is in all material respects in the ordinary course and in accordance with past practices and is consistent in all material respects with the Company’s budget (as delivered or made available to Parent on or prior to the date of this Agreement), and (B) in compliance in all material respects with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Material Company Contracts; (ii) use its commercially reasonable efforts to ensure that the Company and each Company Subsidiary preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company or the applicable Company Subsidiary; (iii) keep in full force and effect (with the same scope and limits of coverage) all insurance policies identified in Part 2.17 of the Company Disclosure Schedule or replacement policies with equivalent coverage; and (iv) the Company shall promptly notify Parent of: (A) any written notice or other communication received by an officer of the Company or of which any officer of the Company has Knowledge from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement; and (B) any Legal Proceeding against or involving the Company that is commenced, or, to Company’s Knowledge, threatened.

(b) Except as set forth in Part 4.3 of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not and shall not agree to, and shall cause each Company Subsidiary not to and to not agree to (without the prior written consent of Parent), subject to any Legal Requirement or GAAP requirement, take any action set forth in Section 2.5(c), (f), (g), (m), (n), (o) or (p) (except, in the case of (p), any Legal Proceeding against Parent or any of its Affiliates).

(c) The Company shall notify Parent within two business days of taking any action described in Section 2.5(d), including reasonable detail as to the amount and material terms (including issue price and exercise price or conversion price, as applicable) of the capital stock or other securities of the Company, options or other rights, or instruments sold, issued or authorized.

4.4 Disclosure Schedule Updates. During the Pre-Closing Period, the Company on the one hand, and Parent on the other, shall promptly notify the other party in writing, by delivery of an updated Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, of: (i) the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such party in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such party; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely, provided that the Company will not be obligated to notify Parent of any of the foregoing matters unless any Person within the definition of “Knowledge” of the Company acquires actual knowledge of the applicable event or facts and provided that Parent will not be obligated to notify the Company of any of the foregoing matters unless any Person within the definition of “Knowledge” of Parent acquires actual knowledge of the applicable event or facts. Without limiting the generality of the foregoing, the Company on the one hand, and Parent on the other, shall promptly advise the other party in writing of any Legal Proceeding or claim threatened, commenced or asserted against or with respect to, or otherwise affecting, such party. No notification given pursuant to this Section 4.4 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying party contained in this Agreement or its Disclosure Schedule for purposes of Sections 7.1, 7.2 or 10.2, in the case of the Company, or Section 8.1 or 8.2 in the case of Parent.

4.5 No Solicitation.

(a) Each of the Company and Parent agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the Representatives retained by it or any of its Subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents and its Representatives’ Affiliates not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to obtaining the Required Parent Stockholder Approval or Required Company Stockholder Approval, as applicable, each party (I) may take the actions set forth in Section 5.2(c) or Section 5.3(c), as applicable, and (II) may furnish information regarding such party to, and enter into discussions or negotiations with, any Person in response to a Superior Offer that is submitted to such party by such Person (and not withdrawn) if: (A) neither such party nor any Representative of such party shall have breached this Section 4.5 in any material respect; (B) the board of directors of such party concludes in good faith after consultation with outside legal counsel, that the failure to take such action could result in a breach of the fiduciary duties of the board of directors of such party under applicable Legal Requirements; (C) at least three (3) business days prior to furnishing any such information to, or entering into discussions with, such Person, such party gives the other party written notice of the identity of such Person and of such party’s intention to furnish information to, or enter into discussions with, such Person; (D) such party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such party as those contained in the Confidentiality Agreement; and (E) at least three (3) business days prior to furnishing any nonpublic information to such Person, such party furnishes such information to the other party (to the extent such nonpublic information has not been previously furnished by such party to the other party). Without limiting the generality of the foregoing, each of the Company and Parent acknowledges and agrees that, in the event any Representative of such party (whether or not such Representative is purporting to act on behalf of such party) takes any action that, if taken by such party, would constitute a breach of this Section 4.5 by such party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such party for purposes of this Agreement.

(b) If the Company or Parent or any Representative of such party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such party shall promptly (and in no event later than 24 hours after such party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such party shall keep the other party fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c) Each of the Company and Parent shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.

(d) Each of the Company and Parent shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement (whether entered into prior to or after the date of this Agreement) to which such party is a party or under which such party has any rights, and shall enforce or cause to be enforced each such agreement to the extent requested by the other party hereto. Each of the Company and Parent shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to such party all confidential information heretofore furnished to such Person by or on behalf of such party.

5. ADDITIONAL COVENANTS OF THE PARTIES.

5.1 Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement, the parties shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, which Form S-4 Registration Statement will register the shares of Parent Common Stock to be issued in connection with the Merger, including shares of Parent Common Stock that may be issued upon exercise of the Company Warrants and the Bridge Warrants. Each of the parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Prior to the Form S-4 Registration Statement being declared effective under the Securities Act by the SEC (a) Parent and Merger Sub shall execute and deliver to Cooley Godward Kronish LLP and to Bingham McCutchen LLP tax representation letters in a form reasonably acceptable to such counsel; and (b) the Company shall execute and deliver to Bingham McCutchen LLP and to Cooley Godward Kronish LLP tax representation letters in a form reasonably acceptable to such counsel. Following the delivery of the tax representation letters pursuant to the preceding sentence, (x) Parent shall use its commercially reasonable efforts to cause Cooley Godward Kronish LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (y) the Company shall use its commercially reasonable efforts to cause Bingham McCutchen LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.1(a). Each of the parties shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the stockholders of the Company and the stockholders of Parent as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each party shall promptly furnish to the other party all information concerning such party and such party’s Subsidiaries and such party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to the Company occurs, or if the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

(b) Prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued pursuant to the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock or Company Preferred Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders’ Meeting; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction; or (iii) otherwise become subject to taxation in any jurisdiction.

5.2 Company Stockholders’ Meeting.

(a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock and Company Preferred Stock to vote on the adoption of this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) The Company agrees that, subject to Section 5.2(c): (i) the board of directors of the Company shall recommend that the holders of Company Common Stock and Company Preferred Stock vote to adopt this Agreement and such other matters contemplated by this Agreement that require approval of the Company’s stockholders and shall use commercially reasonable efforts to solicit such approval, (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of the Company recommends that the holders of Company Common Stock and Company Preferred Stock vote to adopt this Agreement and such other matters contemplated by this Agreement that require approval of the Company’s stockholders at the Company Stockholders’ Meeting (the recommendation of the board of directors of the Company that the stockholders of the Company vote to adopt this Agreement and such other matters being referred to as the “Company Board Recommendation”); and (iii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Approval, the board of directors of the Company may withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to Parent if the board of directors of the Company determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation could result in a breach of its fiduciary duties under applicable Legal Requirements, provided, that Parent must receive three (3) business days prior written notice from the Company confirming that the Company’s board of directors has determined to change its recommendation. In the event that the board of directors of the Company decides to withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing, it may actively communicate that decision to the stockholders of the Company, including the reasons for such decision and including communicating to the stockholders the existence and terms of a Superior Offer or other Acquisition Proposal and the board of directors’ recommendation with respect to such Superior Offer or other Acquisition Proposal.

(d) The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

5.3 Parent Stockholders’ Meeting.

(a) Parent shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock pursuant to the Merger (such meeting, the “Parent Stockholders’ Meeting”). The Parent Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Parent agrees that, subject to Section 5.3(c): (i) the board of directors of Parent shall recommend that the holders of Parent Common Stock vote to approve the issuance of Parent Common Stock pursuant to the Merger and such other matters contemplated by this Agreement that require approval of Parent’s stockholders, and shall use commercially reasonable efforts to solicit such approval, (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Parent recommends that the stockholders of Parent vote to approve the issuance of Parent Common Stock pursuant to the Merger and such other matters contemplated by this Agreement that require approval of Parent’s stockholders (the recommendation of the board of directors of Parent that the stockholders of Parent vote to approve the issuance of Parent Common Stock pursuant to the Merger and such other matters being referred to as the “Parent Board Recommendation”); and (iii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the issuance of Parent Common Stock pursuant to the Merger by the Required Parent Stockholder Approval, the board of directors of Parent may withhold, amend, withdraw or modify the Parent Board Recommendation in a manner adverse to the Company if the board of directors of Parent determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation could result in a breach of its fiduciary duties under applicable Legal Requirements, provided, that the Company must receive three (3) business days prior written notice from Parent confirming that Parent’s board of directors has determined to change its recommendation. In the event that the board of directors of Parent decides to withhold, amend, withdraw or modify the Parent Board Recommendation in a manner adverse to the Company pursuant to the foregoing, it may actively communicate that decision to the stockholders of Parent, including the reasons for such decision and including communicating to the stockholders the existence and terms of a Superior Offer or other Acquisition Proposal and the board of directors’ recommendation with respect to such Superior Offer or other Acquisition Proposal.

(d) Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Parent Board Recommendation.

5.4 Filings and Consents; Additional Agreements. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon reasonable request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period. Parent shall (upon reasonable request) promptly deliver to the Company a copy of each such filing made, each such notice given and each such Consent obtained by Parent during the Pre-Closing Period. In addition, Parent and the Company shall use commercially reasonable efforts (y) to cause the conditions set forth in Section 7, in the case of the Company, and in Section 8, in the case of Parent, and in Section 6, in the case of both the Company and Parent, to be satisfied as soon as practicable and prior to the Termination Date, and (z) to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement and each Related Agreement as soon as practicable and prior to the Termination Date.

5.5 Regulatory Approvals. Parent and the Company shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement and each Related Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report any forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Parent and the Company shall as promptly as practicable respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.6 Listing. Parent shall use commercially reasonable efforts to maintain its existing listing on Nasdaq and promptly following the Effective Time shall file with Nasdaq a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock to be issued in the Merger.

5.7 Disclosure. Without limiting any of either party’s obligations under the Confidentiality Agreement, each party shall not, and shall not permit any of its Subsidiaries or any Representative of such party to, issue any press release or make any disclosure (to any customers or employees of such party, to the public or otherwise) regarding the Merger or any of the other transactions contemplated by this Agreement unless: (a) the other party shall have approved such press release or disclosure in writing; or (b) such party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such party advises the other party of, and consults with the other party regarding, the text of such press release or disclosure.

5.8 Calculation of Merger Consideration. Prior to the Effective Time, the Company shall provide to Parent for review and approval (a) an update to Section 2.3 reflecting the capitalization of the Company as of immediately prior to the Effective Time, (b) a detailed list setting forth the name of each holder of Company Common Stock, Company Preferred Stock, Company Options, Company Warrants and Bridge Warrants, as well as the number of shares of Company Common Stock or Company Preferred Stock held by such holder or subject to such holder’s Company Options, Company Warrants and Bridge Warrants as of immediately prior to the Effective Time, (c) the amount of Merger Consideration to which each such holder of Company Common Stock or Company Preferred Stock is entitled to pursuant to Section 1.5(a) of this Agreement, (d) the number of Merger Shares for which each such holder’s Company Options, Company Warrants and Bridge Warrants are exercisable and the exercise price for such Company Options, Company Warrants and Bridge Warrants as of the Effective Time determined in accordance with Section 1.6 of this Agreement and (e) the number of Escrow Shares that will be delivered to the Escrow Agent on behalf of each such holder pursuant to Sections 1.8(a) and (e) and Section 1.10 of this Agreement.

5.9 Lockup Agreements. Parent shall use its commercially reasonable efforts to obtain a Lockup Agreement from Syngenta Participations AG in the form attached hereto as Exhibit D, pursuant to which such stockholder shall agree not to sell, assign or otherwise transfer the shares of Parent Common Stock they hold at the time of the Closing, from the Closing Date until the earlier of (a) 180 days after the Closing Date or (b) December 1, 2007.

5.10 Voting Agreement. Parent shall use its commercially reasonable efforts to obtain a Voting Agreement from Syngenta Participations AG in the form attached hereto as Exhibit B, pursuant to which such stockholder will agree to vote 100% of the Parent Common Stock owned by it in favor of the Merger.

5.11 Tax Matters.

(a) Prior to the Effective Time Parent, Merger Sub and the Company each agree to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions which to their Knowledge could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code. For the avoidance of doubt, Parent, Merger Sub and the Company each agree to use their respective commercially reasonable efforts to merge the Surviving Corporation into a limited liability company wholly-owned by Parent in a manner that will enable the Merger to qualify as a “reorganization” under Section 368(a) of the Code in the event that Parent, in Parent’s sole discretion, determines that such action is reasonably necessary or advisable so as to enable the Merger to qualify as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3T(a). Parent, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of and described in Section 1313(a)(1) of the Code.

(c) In the event that the Company will not deliver the certificate referred to in Section 7.10(a), the Company shall use commercially reasonable efforts to cause each holder of Company Preferred Stock and each holder of Company Common Stock that is not a “foreign person” within the meaning of Code Section 1445 to deliver to Parent a certificate of non-foreign status on the applicable form set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv) stating, under penalties of perjury, that it is not a “foreign person” and setting forth its name, taxpayer identification number, address and such other information as may be required.

(d) Parent, Merger Sub and the Company each agree to use their respective commercially reasonable efforts to obtain the opinions referred to in Sections 7.4(h) and 8.3(e), respectively, including by executing letters of representation as described in Section 5.1(a).

5.12 Indemnification.

(a) Parent agrees to cause the Surviving Corporation (a) not to change for six years after the Effective Time the provisions of the Surviving Corporation’s certificate of incorporation and bylaws in effect on the date hereof for the benefit of the persons entitled to be indemnified pursuant to such provisions (collectively, the “Company Indemnified Persons”), in each case relating to indemnification of the Company Indemnified Persons for acts and omissions occurring prior to the Effective Time, in any manner which adversely affects the rights of such Company Indemnified Persons to indemnification thereunder, and (b) to perform all of its obligations under such certificate of incorporation and bylaws to the fullest extent permissible by law to provide the Company Indemnified Persons with indemnification for acts and omissions occurring prior to the Effective Time to the fullest extent provided thereunder.

(b) The Company may cause coverage to be extended under the Company’s directors’ and officers’ liability insurance policy as of the date of this Agreement (the “D&O Insurance”) by obtaining a six-year “tail” policy; provided such policy does not cost more than $75,000 in the aggregate, covers the Surviving Corporation as the successor to the business of the Company and does not contain any exclusions for securities laws (other than as related to an initial public offering) or corporate transactions such as the Merger.

(c) This Section 5.12 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Company Indemnified Persons, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

5.13 Directors and Officers.

(a) Prior to the Effective Time, Parent shall take all action necessary to cause the number of members of the board of directors of Parent to be fixed at nine (9) and the following three persons, concurrently with the Effective Time, to be appointed as members of the board of directors of Parent in the class set forth opposite their respective names, which action will be effective concurrently with the Effective Time:

New Board Member	Class of Directors Continuing in Office Until:

Carlos Riva	2010 annual meeting of Parent stockholders

Joshua Ruch	2009 annual meeting of Parent stockholders

Michael Zak	2008 annual meeting of Parent stockholders

If any person so designated to be a director shall prior to the Effective Time be unable or unwilling to hold office beginning concurrently with the Effective Time, a majority of the directors of the Company with the consent of a majority of the directors of Parent (not to be unreasonably withheld) shall designate another to be appointed or nominated for election as a director in his place.

(b) The board of directors of Parent, effective as of the Effective Time, shall appoint Carlos Riva as Parent’s Chief Executive Officer.

(c) Prior to the Effective Time, any and all loans or other extensions of credit in any form made by the Company to any director or executive officer of the Company (other than travel advances in accordance with the Company’s policy) shall be repaid or retired in a manner reasonably satisfactory to Parent.

5.14 Legends; Restricted Stock. Parent shall be entitled to place appropriate legends on the certificates evidencing any shares of Parent Common Stock to be received in the Merger by equityholders of the Company who may be considered “affiliates” of Parent for purposes of Rule 145 under the Securities Act reflecting the restrictions set forth in Rule 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock. Any vesting or other restrictions applicable to shares of Company Restricted Stock that do not lapse in connection with the Merger pursuant to the terms of the applicable restricted stock award agreement or other agreement shall apply to shares of Parent Common Stock exchangeable therefor and Parent shall be entitled to place appropriate legends on the certificates evidencing such shares of Parent Common Stock reflecting such restrictions.

5.15 Promissory Note Proceeds. The Company covenants and agrees that all proceeds of any borrowings it makes under the Promissory Note shall only be used to fund activities that are consistent in all material respects with the Company’s budget (as delivered or made available to Parent on or prior to the date of this Agreement) and otherwise permitted under Section 4.3, and that all such proceeds shall under no circumstances be used to pay any amounts owing under the Bridge Notes.

5.16 Section 280G Approval. If the Company is obligated to make any payments in connection with the Closing, or is a party to any Contract that under certain circumstances could obligate it to make any payments in connection with the Closing, that will not be deductible under Section 280G of the Code if the stockholder approval requirements of Section 280G(b)(5)(B) of the Code are not satisfied, then the Company shall use its commercially reasonable efforts to obtain stockholder approval of the “excess payments” (as hereafter defined) on a basis consistent with the requirements of Section 280G(b)(5)(B) of the Code and the regulations issued thereunder, which approval may be by written consent action of the stockholders. For this purpose, the “excess payments” are those payments described in Section 280G of the Code but only to the extent they equal or exceed three times the “base amount” (as defined in Section 280G(b)(3)(A) of the Code) for the relevant individual. Any form of waiver of benefits, disclosure material, and form of consent or vote prepared in connection with seeking the foregoing vote shall be subject to the review and approval of Parent, not to be unreasonably withheld, conditioned or delayed.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY.

The obligations of each of the Company and Parent to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the parties hereto, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

6.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Approval, and the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement shall have been duly approved by the Required Parent Stockholder Approval.

6.4 Governmental Authorization. Any Governmental Authorization or other Consent required to be obtained by any of the parties hereto under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

6.5 Listing. The existing shares of Parent Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date.

6.6 Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act or any material applicable foreign antitrust requirements reasonably determined to apply to the Merger shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent, Merger Sub or the Company and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body pursuant to which such party has agreed not to consummate the Merger for any period of time; provided, that neither the Company, on the one hand, nor Parent on the other hand, shall enter into any such voluntary agreement without the written consent of the other party.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB.

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver by Parent, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Company, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Consents. All Consents identified or referenced in Part 2.21 of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

7.4 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) an employment agreement executed by Carlos Riva, in form and substance reasonably satisfactory to Parent;

(b) the Lockup Agreements in the form of Exhibit D, executed concurrently with the execution and delivery of this Agreement by Carlos Riva, John McCarthy, Braemar Energy Ventures LP, Charles River Partnership XII, LP, CRV XII Affiliates Fund, LP, Rho Ventures IV (QP) LP, Rho Ventures IV GmbH & Co. Beteiligungs KG, Rho Ventures IV LP, Rho Management Trust I and Khosla Ventures I, LP, shall remain in full force and effect;

(c) The Escrow Agreement in the form of Exhibit E, executed by the Escrow Agent and the Company Stockholders’ Representative;

(d) written resignations of the directors of the Company and each Company Subsidiary identified in Part 7.4(d) of the Company Disclosure Schedule, effective as of the Effective Time;

(e) a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company representing and warranting that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied (the “Company Compliance Certificate”);

(f) a certificate signed by the Chief Financial Officer of the Company (i) certifying the capitalization of the Company as of the Closing Date, (ii) attaching a true and complete copy of the final Debt Schedule and Closing Debt Balance, and (iii) certifying the Debt Schedule and the amount of the Closing Debt Balance, if any, and setting forth the components of such amount in reasonable detail;

(g) certificates of good standing (or equivalent documentation) of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of the board of directors of the Company authorizing the execution of this Agreement and the consummation of the transactions contemplated by this Agreement to be performed by the Company;

(h) a written opinion from Cooley Godward Kronish LLP, counsel to Parent, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Cooley Godward Kronish LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Bingham McCutchen LLP renders such opinion to Parent (it being agreed that Parent and the Company shall each provide reasonable cooperation, including making reasonable and customary representations, to Bingham McCutchen LLP or Cooley Godward Kronish LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion); and

(i) an opinion of Bingham McCutchen LLP, the form of which is attached hereto as Exhibit F.

7.5 No Material Adverse Change. Since the date of this Agreement there has not occurred any event, circumstance or other matter that, considered individually or considered collectively with any other event or events, circumstance or circumstances, or matter or matters occurring since the date of this Agreement, has had a Material Adverse Effect on the Company or would reasonably be expected to have a Material Adverse Effect on the Company.

7.6 No Other Litigation. There shall not be pending any Legal Proceeding initiated by any Governmental Body (a) which would reasonably be expected to have a Material Adverse Effect on the Company; (b) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (c) relating to the Merger and seeking to obtain from Parent or any Parent Subsidiary, or the Company or any Company Subsidiary, any damages or other relief that may be material to Parent; (d) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any Company Subsidiary; or (e) which, if unfavorably adjudicated, would materially and adversely affect the right of Parent or the Surviving Corporation to own the assets or operate the business of the Company or any of its Subsidiaries.

7.7 Bridge Notes. The principal and all accrued interest on the Bridge Notes shall have been converted into shares of Series C Preferred Stock.

7.8 Bridge Note and Warrant Offering. The Company shall have completed the offering to the stockholders of the Company described in Section 3 of that certain Bridge Letter Agreement dated December 6, 2006 by and among the Company and the holders of Company Preferred Stock appearing as signatories thereto (the “Bridge Letter Agreement”) and all time periods set forth in Section 3 of the Bridge Letter Agreement related to such offering shall have expired.

7.9 Increase in Authorized Stock. The Company shall have taken all actions and received all consents and approvals necessary to increase its authorized shares of Company Common Stock and Series C Preferred Stock to comply with the provisions of Section 4.4 of the Bridge Letter Agreement.

7.10 Tax Matters. Parent shall have received either (a) from the Company a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the closing of the Merger or (b) certificates of non-foreign status as described in Section 5.11(c) in form and substance reasonably acceptable to Parent from holders of Company Common Stock and Company Preferred Stock representing at least 80% of the outstanding Company Common Stock and Company Preferred Stock (as a class, calculated on an as converted basis) immediately prior to the Effective Time.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver by the Company, at or prior to the Closing, of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on Parent, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Agreements and Documents. The Company shall have received:

(a) the Lockup Agreements in the form of Exhibit D, executed concurrently with the execution and delivery of this Agreement by each of Rho Management Trust II, Rho Management Trust III, Rho Management Partners L.P., HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., HealthCare Ventures V, L.P., and HealthCare Ventures VI, L.P., shall remain in full force and effect;

(b) the Escrow Agreement in the form of Exhibit E, executed by the Escrow Agent and Parent;

(c) a certificate signed on behalf of Parent by an executive officer of Parent representing and warranting that the conditions set forth in Section 8.1 and Section 8.2 have been duly satisfied (the “Parent Compliance Certificate”);

(d) certificates of good standing (or equivalent documentation) of each of Parent and Merger Sub in their jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of the board of directors of Parent and Merger Sub authorizing the execution of this Agreement and the consummation of the transactions contemplated by this Agreement to be performed by Parent and Merger Sub; and

(e) a written opinion from Bingham McCutchen LLP, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Bingham McCutchen LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Cooley Godward Kronish LLP renders such opinion to the Company (it being agreed that Parent and the Company shall each provide reasonable cooperation, including making reasonable and customary representations, to Cooley Godward Kronish LLP or Bingham McCutchen LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).

8.4 No Material Adverse Change. Since the date of this Agreement there has not occurred any event, circumstance or other matter that, considered individually or considered collectively with any other event or events, circumstance or circumstances, or matter or matters occurring since the date of this Agreement, has had a Material Adverse Effect on Parent or would reasonably be expected to have a Material Adverse Effect on Parent.

8.5 No Other Litigation. There shall not be pending any Legal Proceeding initiated by any Governmental Body (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; or (b) seeking to prohibit or limit in any material respect the ability of the Company’s stockholders receiving Merger Consideration to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Parent Common Stock.

9. TERMINATION.

9.1 Termination Events. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent’s stockholders, unless otherwise specified below):

(a) by mutual written consent duly authorized by the boards of directors of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by August 15, 2007; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or the Company if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Approval; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Company where the failure to obtain the Required Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(e) by either Parent or the Company if the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the issuance of shares of Parent Common Stock in the Merger and the issuance of Parent Common Stock in the Merger shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Approval;

provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Parent where the failure to obtain the Required Parent Stockholder Approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(f) by the Company (at any time prior to the approval of the issuance of Parent Common Stock in the Merger by the Required Parent Stockholder Approval) if a Parent Triggering Event shall have occurred;

(g) by Parent (at any time prior to the approval of the Merger by the Required Company Stockholder Approval) if a Company Triggering Event shall have occurred;

(h) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub set forth in this Agreement shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from the Company to Parent of such breach or inaccuracy and (ii) Parent or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective); and

(i) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company set forth in this Agreement shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 4.1 (other than paragraph (b)), this Section 9.2, Section 9.3, and Section 11 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful and material breach of any representation or warranty made as of the date of this Agreement or any covenant contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) If this Agreement is terminated by Parent or the Company pursuant to Section 9.1(e) and (y) at any time before the Parent Stockholders’ Meeting an Acquisition Proposal with respect to Parent shall have been publicly announced, disclosed or otherwise communicated to Parent’s board of directors and stockholders and (z) within six months after the termination of this Agreement, Parent enters into any agreement for a Change of Control Transaction or consummates a Change of Control Transaction, then Parent shall pay to the Company, within seven business days after the earlier of entering into such agreement or such consummation, a nonrefundable fee in an amount equal to $6,000,000.

(c) If this Agreement is terminated by Parent or the Company pursuant to Section 9.1(d) and (y) at any time before the Company Stockholders’ Meeting an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the board of directors of the Company and stockholders of the Company and (z) within six months after the termination of this Agreement, the Company enters into any agreement for a Change of Control Transaction or consummates a Change of Control Transaction, then the Company shall pay to Parent, within seven business days after the earlier of entering into such agreement or such consummation, a nonrefundable fee in an amount equal to $6,000,000.

(d) If this Agreement is terminated by Parent or the Company pursuant to Section 9.1(e) and (y) at any time before the Parent Stockholders’ Meeting an Acquisition Proposal with respect to Parent shall have been publicly announced, disclosed or otherwise communicated to Parent’s board of directors and stockholders (any such Acquisition Proposal with respect to Parent that shall have been so publicly announced, disclosed or otherwise communicated at any time before the Parent Stockholders’ Meeting, an “Applicable Parent Acquisition Proposal”) and (z) within six months after the termination of this Agreement, Parent enters into any agreement for an Acquisition Transaction or consummates an Acquisition Transaction with any Person that made an Applicable Parent Acquisition Proposal or any of its Affiliates, then Parent shall pay to the Company all Expenses of the Company within seven (7) business days after delivery by the Company to Parent of a demand for payment and an itemization setting forth in reasonable detail all Expenses of the Company, unless Parent has previously paid to the Company the fee required by Section 9.3(b).

(e) If this Agreement is terminated by Parent or the Company pursuant to Section 9.1(d) and (y) at any time before the Company Stockholders’ Meeting an Acquisition Proposal with respect to Company shall have been publicly announced, disclosed or otherwise communicated to the board of directors of the Company and stockholders of the Company (any such Acquisition Proposal with respect to the Company that shall have been so publicly announced, disclosed or otherwise communicated at any time before the Company Stockholders’ Meeting, an “Applicable Company Acquisition Proposal”) and (z) within six months after the termination of this Agreement, the Company enters into any agreement for an Acquisition Transaction or consummates an Acquisition Transaction with any Person that made an Applicable Company Acquisition Proposal or any of its Affiliates, then the Company shall pay to Parent all Expenses of Parent within seven (7) business days after delivery by Parent to the Company of a demand for payment and an itemization setting forth in reasonable detail all Expenses of Parent, unless the Company has previously paid to Parent the fee required by Section 9.3(c).

(f) If either party fails to pay when due any amount payable by such party under Section 9.3(b), (c), (d) or (e), then (i) such party shall reimburse the other party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 9.3, and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

10. INDEMNIFICATION, ETC.

10.1 Survival of Representations, Etc.

(a)(i) The representations and warranties made by the Company in this Agreement shall survive the Closing for a period of 12 months from the Closing Date (the 12-month period during which the Company’s representations and warranties survive being herein referred to as the “Escrow Claim Period”); provided, however, that if, at any time prior to the end of the Escrow Claim Period, any Indemnitee delivers to the Company Stockholders’ Representative a written notice alleging in good faith the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company in Section 2 of this Agreement (and setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting in good faith a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach (which notice, the parties acknowledge and agree, may be in the form of a Claim Notice, the contents and delivery of which satisfy the content and delivery requirements of an Escrow Claim Notice pursuant to Section 10.5 below, or an Escrow Claim Notice (as defined below)), then the representation or warranty underlying the claim asserted in such notice shall survive the end of the Escrow Claim Period until such time as such claim is fully and finally resolved and a number of the Base Escrow Shares equal to the quotient of (i) the amount of Damages sought by the Indemnitee in good faith divided by (ii) the Exchange Ratio Price shall continue to be held in escrow pursuant to the terms of Section 10. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent and Merger Sub with respect to such representations and warranties shall thereupon cease. All of the covenants, agreements and obligations of the parties contained in this Agreement shall survive (y) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (z) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

(b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives. The parties hereto recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Section 10.

10.2 Indemnification.

(a) From and after the Closing Date (but subject to Section 10.1(a)), each Indemnitee shall be held harmless and shall be indemnified from and against, and shall be compensated, reimbursed and paid for, any Damages which are suffered or incurred by any Indemnitee or to which any Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of: (i) any inaccuracy in or breach or inaccuracy or breach alleged by a third party of any representation or warranty of the Company set forth in Section 2 of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualification contained or incorporated directly or indirectly in such representation or warranty); (ii) any breach or breach alleged by a third party of any covenant or obligation of the Company set forth in this Agreement and required to be performed before the Closing Date (including the covenants set forth in Sections 4 and 5); (iii) any demands by holders of capital stock of the Company under Section 262 of the DGCL, but only for fees and costs incurred in connection with appraisal proceedings and the extent, if any, to which the consideration paid to the holders of Dissenting Shares exceeds the Merger Consideration that otherwise would have been payable with respect to such Dissenting Shares pursuant to Section 1.5(a); and (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses (i) or (ii) above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 10 if an Indemnitee is the prevailing party therein).

(b) In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of any inaccuracy in or breach or inaccuracy or breach alleged by a third party of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation to have incurred Damages as a result of such inaccuracy or breach.

(c) Notwithstanding anything in this Agreement to the contrary, no Indemnitee shall be entitled to indemnification pursuant to Section 10.2(a)(i) for any inaccuracy in or breach of representations and warranties or breach of any covenant in Section 4.1(b) (other than any breach of Section 4.1(b) that involves a breach of the Confidentiality Agreement or any willful breach of any covenant in Section 4.1(b)): (i) unless the total Damages arising from such inaccuracy in or breach exceeds $50,000 (with any such inaccuracy or breach that gives rise to total Damages of less than $50,000 being referred to herein as a “Minor Claim”) and (ii) with respect to all such inaccuracies or breaches that are not Minor Claims (“Major Claim”) unless and to the extent that the total Damages arising from all Major Claims from all Indemnitees exceeds $1,000,000 and then only to the extent of such excess.

(d) Subject to Section 10.2(c), in the event any Indemnitee shall suffer any Damages for which such Indemnitee is entitled to indemnification under this Section 10, such Indemnitee shall be entitled to recover such Damages by obtaining that number of Base Escrow Shares equal in value (as determined in accordance with Section 10.5) to the aggregate amount of such Damages; provided, however, the sole and exclusive remedy of any Indemnitee from and after the Closing Date for any claims under or relating to this Agreement (except for fraud) shall be to the Base Escrow Shares or, with respect to any required Parent Reimbursement (as defined in Section 10.4(d)) only, the Second Escrow Shares.

10.3 No Contribution. The Company stockholders (in their capacity as stockholders) shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such stockholders may become subject under this Agreement.

10.4 Defense of Third Party Claims.

(a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Indemnitees may be entitled to indemnification or any other remedy pursuant to this Section 10 (other than with respect to a Parent Reimbursement set forth in Section 10.4(d)), Parent shall promptly give the Company Stockholders’ Representative and the Escrow Agent written notice (a “Claim Notice”) of such claim (a “Claim”) or Legal Proceeding; provided, however, that any failure on the part of Parent to so notify the Company Stockholders’ Representative shall not limit any of the Indemnitees’ rights to indemnification under this Section 10 (except to the extent the indemnifying party did not otherwise learn of such Claim or Legal Proceeding and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses). If the contents and delivery of a Claim Notice satisfy the content and delivery requirements of an Escrow Claim Notice (as defined in Section 10.5 below) pursuant to Section 10.5 below, then such Claim Notice shall also be deemed to be an Escrow Claim Notice. Parent shall have the right, at its election, to proceed with the defense of such Claim or Legal Proceeding on its own. If Parent proceeds with the defense of any such Claim or Legal Proceeding, it shall so notify the Company Stockholders’ Representative in the Claim Notice and all reasonable and fully documented expenses relating to the defense of such Claim or Legal Proceeding shall be, subject to the procedures set forth below in Section 10.5 below, recovered by Parent by obtaining that number of Base Escrow Shares equal in value (as determined in accordance with Section 10.5) to the aggregate amount of such expenses. In addition, if Parent proceeds with the defense of any such Claim or Legal Proceeding, Parent will take all necessary steps to contest the Claim or Legal Proceeding involving third parties or to prosecute such Claim or Legal Proceeding to conclusion or settlement, and will notify the Company Stockholders’ Representative of the progress of any such Claim or Legal Proceeding, will permit the Company Stockholders’ Representative, at the sole cost of the Company Stockholders’ Representative (subject to the provisions of Section 10.4(d)), to participate in such prosecution or defense and will provide the Company Stockholders’ Representative with reasonable access to all relevant information and documentation relating to the Claim or Legal Proceeding and the prosecution or defense thereof.

(b) Within ten (10) days of delivery of the Claim Notice, if Parent has not elected to proceed with the defense of such Claim or Legal Proceeding on its own, the Company Stockholders’ Representative may elect (by written notice delivered to Parent) to take all necessary steps properly to contest any Claim or Legal Proceeding involving third parties or to prosecute such Claim or Legal Proceeding to conclusion or settlement. If the Company Stockholders’ Representative makes the foregoing election, an Indemnitee will have the right to participate at its own expense in all proceedings. If the Company Stockholders’ Representative does not make such election within such period or fails to diligently contest such Claim or Legal Proceeding after such election, then the Indemnitee shall be free to handle the prosecution or defense of any such Claim or Legal Proceeding, and will take all necessary steps to contest the Claim or Legal Proceeding involving third parties or to prosecute such Claim or Legal Proceeding to conclusion or settlement, and will notify the Company Stockholders’ Representative of the progress of any such Claim or Legal Proceeding, will permit the Company Stockholders’ Representative, at the sole cost of the Company Stockholders’ Representative (subject to the provisions of Section 10.4(d)), to participate in such prosecution or defense and will provide the Company Stockholders’ Representative with reasonable access to all relevant information and documentation relating to the Claim or Legal Proceeding and the prosecution or defense thereof. If any Indemnitee proceeds with the defense of any such Claim or Legal Proceeding in these circumstances, all such Indemnitee’s reasonable and reasonably documented expenses relating to the defense of such Claim or Legal Proceeding shall be, subject to the procedures set forth below in Section 10.5, recovered by obtaining that number of Base Escrow Shares equal in value (as determined in accordance with Section 10.5) to the aggregate amount of such expenses.

(c) No party will compromise or settle any such Claim or Legal Proceeding without the written consent of either Parent (if the Company Stockholders’ Representative defends the Claim or Legal Proceeding) or the Company Stockholders’ Representative (if Parent or other Indemnitees defend the Claim or Legal Proceeding), such consent not to be unreasonably withheld. In any case, the party not in control of the Claim or Legal Proceeding will cooperate with the other party in the conduct of the prosecution or defense of such Claim or Legal Proceeding.

(d) The reasonable costs and expenses of the Company Stockholders’ Representative, including reasonable fees and disbursement of counsel, in taking any action required or permitted to be taken under this Section 10 (the “Representative Expenses”) shall be paid or reimbursed by Parent in an amount up to $100,000 (the “Representative Reimbursement”) promptly from time to time following the delivery by the Company Stockholders’ Representative to Parent of an invoice or other request for payment or reimbursement setting forth in reasonable detail, in a manner reasonably acceptable to Parent, the Representative Expenses (a “Reimbursement Request”). Parent shall be entitled to obtain reimbursement for any of the Representative Expenses paid by Parent, which reimbursement to

Parent shall be made solely in the form of Second Escrow Shares (a “Parent Reimbursement”). Notwithstanding any other provisions of this Agreement, Parent’s entitlement to the Parent Reimbursement shall be subject only to Parent’s payment of the Representative Expenses and the other terms of this Section 10.4(d). All of Parent’s obligations set forth in this Section 10.4(d) shall be of no further force and effect following the time all Second Escrow Shares have been released from escrow pursuant to Section 1.10 of this Agreement or the time when the Company Stockholders’ Representative has delivered a Reimbursement Request the value of which exceeds the value of the remaining Second Escrow Shares calculated in the manner set forth below. The number of Second Escrow Shares to be released from escrow to Parent in connection with a Parent Reimbursement under this Section 10.4(d) shall be determined by dividing (i) the dollar amount of the aggregate Representative Expenses set forth in any Reimbursement Request by (ii) the Exchange Ratio Price. Upon Parent’s payment of any portion of the Representative Reimbursement, the Company Stockholders’ Representative and Parent shall execute a joint instruction letter to the Escrow Agent that specifies the amount of Second Escrow Shares to be released from escrow. Notwithstanding any other provisions of this Agreement, under no circumstances shall any Second Escrow Shares be available to satisfy any indemnification claims pursuant to this Section 10 (other than the Parent Reimbursement set forth in this Section 10.4(d)).

10.5 Claims Upon Escrow Shares.

(a) In order to seek indemnification under this Section 10 (other than pursuant to Section 10.4(d)), if any Indemnitee has or claims in good faith to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under this Section 10, such Indemnitee may, on or prior to the date that the Escrow Claim Period expires, deliver a claim notice (an “Escrow Claim Notice”) to the Company Stockholders’ Representative and to the Escrow Agent. Each Escrow Claim Notice shall state that such Indemnitee believes in good faith that there is or has been an inaccuracy in or breach of a representation, warranty or covenant contained in this Agreement or that such Indemnitee is otherwise entitled to indemnification, compensation or reimbursement under this Section 10, shall contain a reasonably detailed description of the circumstances supporting such Indemnitee’s good faith belief that there is or has been such an inaccuracy in or breach or that such Indemnitee is so entitled to indemnification, compensation or reimbursement and shall contain a good faith, non-binding, preliminary estimate of the amount of Damages such Indemnitee claims to have so incurred or suffered (the “Claimed Amount”).

(b) Within 30 calendar days after receipt by the Company Stockholders’ Representative of an Escrow Claim Notice, the Company Stockholders’ Representative may deliver to the Indemnitee who delivered the Escrow Claim Notice and to the Escrow Agent a written response (the “Response Notice”) in which the Company Stockholders’ Representative: (i) agrees that Base Escrow Shares in an amount equal to the quotient of (A) the full Claimed Amount divided by (B) the Exchange Ratio Price (the “Full Escrow Share Amount”) may be released from the Escrow Account to the Indemnitee; (ii) agrees that Base Escrow Shares in an amount equal to the quotient of (C) part, but not all, of the Claimed Amount (the “Agreed Amount”) divided by (D) the Exchange Ratio Price (the “Partial Escrow Share Amount”) may be released to the Indemnitee; or (iii) indicates that no part of the Base Escrow Shares may be released to the Indemnitee in respect of the Claimed Amount. Any part of the Claimed Amount that is not agreed to be released to the Indemnitee in accordance with the preceding sentence pursuant to the Response Notice shall be the “Contested Amount.” If a Response Notice is not received by the Escrow Agent within such 30-calendar day period, then the Company Stockholders’ Representative shall be conclusively deemed to have agreed that the Full Escrow Share Amount may be released to the Indemnitee.

(c) If the Company Stockholders’ Representative delivers a Response Notice agreeing that the Full Escrow Share Amount may be released to the Indemnitee, or if the Company Stockholders’ Representative does not deliver a Response Notice on a timely basis in accordance with Section 10.5(b) above, the Escrow Agent shall within five business days following the receipt of such Response Notice (or, if the Escrow Agent has not received a Response Notice, within five business days following the expiration of the 30-calendar day period referred to in Section 10.5(b) above), deliver to such Indemnitee such Full Escrow Share Amount. Such delivery shall be deemed to be made in full satisfaction of the claim described in such Escrow Claim Notice.

(d) If the Company Stockholders’ Representative delivers a Response Notice agreeing that a Partial Escrow Share Amount may be released to the Indemnitee, the Escrow Agent shall, within five business days following the receipt of such Response Notice, deliver to such Indemnitee Base Escrow Shares in an amount equal to the applicable Partial Escrow Share Amount. Such delivery shall not be deemed to be made in full satisfaction of the claim described in such Escrow Claim Notice, but shall count toward the satisfaction of the claim described in such Escrow Claim Notice.

(e) If the Company Stockholders’ Representative delivers a Response Notice indicating that there is a Contested Amount, the Company Stockholders’ Representative and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Company Stockholders’ Representative resolve such dispute, such resolution shall be binding on all of the Company’s stockholders and such Indemnitee and a settlement agreement shall be signed by such Indemnitee and the Company Stockholders’ Representative and sent to the Escrow Agent. The Escrow Agent shall, within five business days following the receipt of such settlement agreement, deliver to such Indemnitee Base Escrow Shares in an amount stated in such settlement agreement. Unless and until the Escrow Agent shall receive written notice that any such dispute has been resolved by the Indemnitee and the Company Stockholders’ Representative, the Escrow Agent may assume without inquiry that such dispute has not been resolved.

(f) If the Company Stockholders’ Representative and the Indemnitee are unable to resolve the dispute relating to any Contested Amount within 60 calendar days after the delivery of the Escrow Claim Notice (the “Initial Resolution Period”), then either Parent or the Company Stockholders’ Representative may demand arbitration of any matter set forth in the applicable Escrow Claim Notice. The matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Company Stockholders’ Representative. In the event that, within thirty days after submission of any dispute to arbitration, Parent and the Company Stockholders’ Representative cannot mutually agree on one arbitrator, then the parties shall arrange for the American Arbitration Association to designate a single arbitrator in accordance with the rules of the American Arbitration Association.

(g) Any such arbitration shall be held in San Diego, California, under the rules and procedures then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing Parent and the Company Stockholders’ Representative an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any indemnification claim in such Escrow Claim Notice and the amount, if any, of Base Escrow Shares to be released from escrow based on such indemnification claims shall be subject to the limitations set forth in this Agreement and final, binding and conclusive upon the parties. Unless Parent and the Company Stockholders’ Representative agree otherwise, the number of Base Escrow Shares, if any, to be released from escrow based on an indemnification claim hereunder that has been arbitrated shall be determined by dividing (i) the dollar amount of the claims determined valid by the arbitrator by (ii) the Exchange Ratio Price. Following the arbitrator’s decision as to the amount, if any, of Base Escrow Shares to be released from escrow based on the aforementioned indemnification claims, if the arbitrator shall have decided that Base Escrow Shares are to be released from escrow, the arbitrator shall deliver an instruction letter to the Escrow Agent that specifies the amount of Base Escrow Shares to be released from escrow (an “Arbitrator Release Notice”). If the arbitrator delivers an Arbitrator Release Notice to the Escrow Agent, the Escrow Agent shall within five business days following the receipt of such Arbitrator Release Notice deliver to the appropriate Indemnitee(s) the Base Escrow Shares indicated in the Arbitrator Release Notice. Such delivery shall be deemed to be made in full satisfaction of the claim or claims brought before the arbitrator. The decision of the arbitrator described above shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. All payments required by the arbitrator shall be made within thirty days after the decision of the arbitrator is rendered. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

(h) Any Base Escrow Shares that remain in escrow following the expiration of the Escrow Claim Period and full and final resolution of any claims that survive the Escrow Claim Period pursuant to Section 10.1(a) above shall be distributed to the former stockholders of the Company in accordance with Section 1.10(c).

10.6 Character of Payments. To the extent permitted by applicable law, the parties agree that any indemnification payments (and/or adjustments) made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the purchase price.

11. MISCELLANEOUS PROVISIONS.

11.1 Company Stockholders’ Representative.

(a) The stockholders of the Company, by adopting this Agreement and the transactions contemplated hereby, hereby irrevocably appoint William Lese as their agent and attorney-in-fact for purposes of Section 1.5(a), Section 1.10 and Section 10 and otherwise under this Agreement and for purposes of the Escrow Agreement (the “Company Stockholders’ Representative”), and consent to the taking by the Company Stockholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by such representative under this Agreement and the Escrow Agreement (including, without limitation, the exercise of the power to authorize delivery to Parent of the Escrow Shares in satisfaction of claims by Parent or otherwise, agree to, negotiate, enter into settlements and compromises of and demand arbitration, and comply with orders of courts and awards of arbitrators with respect to such claims or otherwise, resolve any claims made pursuant to Section 1.5(a), Section 1.10 and Section 10 or otherwise under this Agreement or pursuant to the Escrow Agreement, and to take all actions necessary in the judgment of the Company Stockholders’ Representative for the accomplishment of the foregoing). By the Company Stockholders’ Representative’s execution of the Escrow Agreement, William Lese hereby accepts appointment as the Company Stockholders’ Representative for purposes of Section 1.5(a), Section 1.10 and Section 10 and otherwise under this Agreement and for purposes of the Escrow Agreement. Parent shall be entitled to deal exclusively with the Company Stockholders’ Representative on all matters relating to Section 1.5(a), Section 1.10 and Section 10 and otherwise under this Agreement or relating to the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company stockholder by the Company Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Company stockholder by the Company Stockholders’ Representative, as fully binding upon such Company stockholder. If the Company Stockholders’ Representative shall die, become disabled, resign or otherwise be unable to fulfill such representative’s responsibilities as agent of the Company stockholders, then the Company stockholders who hold capital stock of the Company immediately prior to the Merger (the “former Company stockholders”) may, by majority vote on the basis of shares of the Company Common Stock and Company Preferred Stock, voting together as a single class, held by such former Company stockholders as of immediately prior to the Effective Time and on an as-converted basis (such majority, the “Majority Stockholders”), within 20 days after such death or disability or resignation, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the “Company Stockholders’ Representative” for purposes of Section 1.5(a), Section 1.10, Section 10, this Section 11.1 and otherwise under this Agreement and for purposes of the Escrow Agreement. If for any reason there is no Company Stockholders’ Representative at any time, all references herein to the Company Stockholders’ Representative shall be deemed to refer to the former Company stockholders. The power of attorney granted hereunder is coupled with an interest and is irrevocable. All actions, decisions and instructions of the Company Stockholders’ Representative shall be conclusive and binding upon all of the former Company stockholders, and Parent and the Surviving Corporation shall be entitled to rely thereon without any investigation or inquiry.

(b) The Company Stockholders’ Representative shall have no liability to any former Company stockholder with respect to the execution of such representative’s duties and responsibilities, except with respect to gross negligence or willful misconduct. Each former Company stockholder hereby releases the Company Stockholders’ Representative from, and each former Company stockholder agrees to indemnify, severally and not jointly, to the extent of such former Company stockholder’s interest in the Escrow Shares (it being agreed and understood that such former Company stockholder shall have no further liability with respect to such indemnity), the Company Stockholders’ Representative against, liability for any action taken or not taken by him in his capacity as such agent, except for the liability of the Company Stockholders’ Representative to a former Company stockholder for loss which such former Company stockholder may suffer from the willful misconduct or gross negligence of the Company Stockholders’ Representative in carrying out his duties hereunder or under the Escrow Agreement.

(c) The Company Stockholders’ Representative shall not be required to take any action with respect to the execution of such representative’s duties and responsibilities hereunder unless he has reasonable assurance that he will paid for expenses in carrying out such duties and responsibilities.

(d) The Company Stockholders’ Representative may resign from the position as Company Stockholders’ Representative at any time upon not less than 30 days notice to the Parent and to the Majority Stockholders. If the Majority Stockholders do not designate a replacement for the Company Stockholders’ Representative in accordance with Section 11.1(a), then the Majority Stockholders may take all actions delegated to the Company Stockholders’ Representative hereunder and all such actions shall be binding on the former Company stockholders.

11.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.3 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

DIVERSA CORPORATION

4955 Directors Place

San Diego, CA 92121

Attn: Anthony E. Altig

Fax: (858) 526-5553

with copy to (which copy shall not constitute notice):

COOLEY GODWARD KRONISH LLP

4401 Eastgate Mall

San Diego, CA 92121

Attn: Matthew T. Browne, Esq.

Fax: (858) 550-6420

if to the Company:

CELUNOL CORP.

55 Cambridge Parkway

Cambridge, MA 02142

Attn: John A. McCarthy, Jr.

Fax: (617) 551-1196

with a copy to (which copy shall not constitute notice):

BINGHAM MCCUTCHEN LLP

150 Federal Street

Boston, MA 02110-1726

Attn: John R. Utzschneider, Esq.

Fax: (617) 951-8736

if to the Company Stockholders’ Representative:

WILLIAM LESE

c/o Braemar Energy Ventures, LP

340 Madison Avenue, 18th Floor

New York, NY 10017

Fax:(212) 210-5788

11.5 Time of the Essence. Time is of the essence of this Agreement.

11.6 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.8 Governing Law; Jurisdiction and Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Except as set forth in Section 10.5, any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in Delaware. The Company and Parent each:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Delaware (and each appellate court located in the State of Delaware), in connection with any legal proceeding;

(ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to it at the address set forth in Section 11.4 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii) agrees that each state and federal court located in Delaware, shall be deemed to be a convenient forum; and

(iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Delaware, any claim by either the Company or Parent that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

11.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). The Company shall not, and prior to the Effective Time Parent shall not, assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person. After the Effective Time, Parent may freely assign any or all of its rights under this Agreement (including its rights under Section 10) and its obligations under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person, but no such assignment shall relieve Parent of its obligations hereunder. Successors to the Company Stockholders’ Representative shall be determined as provided in Section 11.1(a) of this Agreement.

11.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

11.11 Waiver. Except as expressly set forth in this Agreement, no failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

11.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.14 Parties in Interest. Except for the provisions of Sections 1.5(a), 1.10(c), 5.12, 10 and 11.1, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

11.15 Entire Agreement. This Agreement and the Related Agreements set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms.

11.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

DIVERSA CORPORATION, a Delaware corporation

By:	/S/ EDWARD T. SHONSEY
Name:	Edward T. Shonsey
Title:	CEO

CONCORD MERGER SUB, INC., a Delaware corporation

By:	/S/ EDWARD T. SHONSEY
Name:	Edward T. Shonsey
Title:	CEO

CELUNOL CORP., a Delaware corporation

By:	/S/ CARLOS RIVA
Name:	Carlos Riva
Title:	CEO

COMPANY STOCKHOLDERS’ REPRESENTATIVE,

By:	/S/ WILLIAM LESE
WILLIAM LESE

[SIGNATURE PAGE TO MERGER AGREEMENT]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean, with respect to the Company or Parent, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand or Parent, on the other hand, to the other party) that could reasonably be expected to lead to an Acquisition Proposal with such party.

“Acquisition Proposal” shall mean, with respect to the Company or Parent, any offer or proposal (other than an offer or proposal made or submitted by the Company, on the one hand or Parent, on the other hand to the other party) contemplating or otherwise relating to any Acquisition Transaction with such party.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities (except as provided below), acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which Parent or the Company is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Parent or the Company, as the case may be, or any of its Subsidiaries; or (iii) in which Parent of the Company, as the case may be, or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such party or any of its Subsidiaries, except, however, in each case, for any issuance of securities or series of issuances of securities by Parent at any time (a “Parent Issuance”) or any issuance of securities or series of issuances of securities by the Company following termination of this Agreement (a “Company Issuance”), which (A), in the case of either a Parent Issuance or a Company Issuance, is for strictly capital-raising purposes and other than in connection with any license or partnership agreement, joint venture, alliance, collaboration, development agreement or any other such agreement or transaction that involves any transfer of rights to technology or intellectual property or any other transfer or sharing of other resources or personnel, and (B) in the case of a Company Issuance, does not result in any Person or “group” (excluding a “group” consisting of existing stockholders of the Company as of the date of this Agreement) (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquiring beneficial or record ownership of securities representing more than 50% of the outstanding voting securities of the Company or any of its Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 15% or more of the consolidated net revenues of Parent or the Company, as the case may be, and its Subsidiaries, taken as a whole, consolidated net income of Parent or the Company, as the case may be, and its Subsidiaries, taken as a whole, or consolidated book value of the assets of Parent or the Company, as the case may be, and its Subsidiaries, taken as a whole; or (ii) 15% or more of the fair market value of the assets of Parent or the Company, as the case may be, and its Subsidiaries, taken as a whole; or

(c) any liquidation or dissolution of Parent or the Company, as the case may be, or any of their respective Subsidiaries.

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Aggregate Escrow Non-Preferred Shares” shall mean the number of shares of Parent Common Stock equal to the sum of (a) the Series A Escrow Non-Preferred Shares plus (b) the Series C Escrow Non-Preferred Shares plus (c) the Common Escrow Shares.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Company Disclosure Schedule and Parent Disclosure Schedule), as it may be amended from time to time.

“Applicable Series A Percentage” shall mean the quotient of (a) the number of shares of Company Common Stock issuable upon conversion of the Series A Preferred Stock held by the applicable holder immediately prior to the Effective Time determined in the manner set forth in Article Fourth, Section B.4.(a) of the Company Certificate of Incorporation divided by (b) the aggregate number of shares of Company Common Stock issuable upon conversion of the Series A Preferred Stock outstanding immediately prior to the Effective Time determined in the manner set forth in Article Fourth, Section B.4.(a) of the Company Certificate of Incorporation.

“Applicable Series C Percentage” shall mean the quotient of (a) the number of shares of Company Common Stock issuable upon conversion of the Series C Preferred Stock held by the applicable holder immediately prior to the Effective Time determined in the manner set forth in Article Fourth, Section B.4.(a) of the Company Certificate of Incorporation divided by (b) the aggregate number of shares of Company Common Stock issuable upon conversion of the Series C Preferred Stock outstanding immediately prior to the Effective Time determined in the manner set forth in Article Fourth, Section B.4.(a) of the Company Certificate of Incorporation.

“As Converted Company Common Shares” shall mean the number of shares of Company Common Stock equal to the sum of (a) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus (b) the number of shares of Company Common Stock issuable upon conversion of the Series A Preferred Stock and Series C Preferred Stock outstanding immediately prior to the Effective Time determined in the manner set forth in Article Fourth, Section B.4.(a) of the Company Certificate of Incorporation plus (c) the aggregate number of shares of Company Common Stock into or for which any Company debt, any Company Options, any Company Warrants or Bridge Warrants may be converted, exercised or exchanged (including any shares issuable upon conversion of Series C Preferred Stock issuable upon exercise of any Bridge Warrants).

“Available A Shares” shall mean the number of shares of Parent Common Stock equal to the Merger Shares minus the Series C Preference Shares; provided that Available A Shares shall not be less than zero.

“Available Remaining Shares” shall mean the number of shares of Parent Common Stock equal to the Merger Shares minus (a) the Series C Preference Shares and (b) the Series A Preference Shares; provided that Available Remaining Shares shall not be less than zero.

“Average Accrued Per Shares Series A Dividend” means the quotient of (a) the aggregate accrued dividend on the Series A Preferred Stock immediately prior to the Effective Time determined in the manner set forth in Article Fourth, Section B.1(a) of the Company Certificate of Incorporation divided by (b) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time.

“Average Accrued Per Share Series C Dividend” means the quotient of (a) the aggregate accrued dividend on the Series C Preferred Stock immediately prior to the Effective Time determined in the manner set forth in Article Fourth, Section B.1(a) of the Company Certificate of Incorporation divided by (b) the aggregate number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time.

“Base Escrow Shares” shall mean 1,500,000 Merger Shares.

“Bridge Notes” mean the 8% Convertible Bridge Notes of the Company due 2007 issued in December 2006 and to be issued after the date of this Agreement pursuant to the Company’s offering to its stockholders described in Section 7.9.

“Bridge Warrants” means those warrants issued in December 2006 and to be issued in 2007 in connection with the issuance of the Bridge Notes by the Company to acquire shares of Series C Preferred Stock or other shares of capital stock of the Company.

“Change of Control Transaction” means (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Company’s or Parent’s stockholders, as applicable, prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) in which a Person or “group” (excluding, in the case of the Company, a “group” consisting of existing stockholders of the Company as of the date of this Agreement to the extent that the acquisition of the applicable securities by such “group” is for strictly capital-raising purposes) (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Company’s or Parent’s, as applicable, capital stock or (ii) a sale, lease, exchange, transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Company or Parent and their Subsidiaries, taken as a whole, as applicable, in a single transaction or a series of related transaction.

“Closing Debt Adjustment Amount” shall mean if the total Specified Indebtedness is greater than $20,000,000, a reduction in the total number of Merger Shares equal to such excess over $20,000,000 divided by $10, and rounded up or down to the nearest whole share.

“Closing Debt Balance” shall be the total amount of Specified Indebtedness outstanding immediately prior to the Closing Date, determined pursuant to Section 1.11.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Common Escrow Percentage” shall mean the quotient of (a) the number of Common Escrow Shares divided by (b) the number of Aggregate Escrow Non-Preferred Shares.

“Common Escrow Shares” shall mean the number of shares of Parent Common Stock equal to the product of (a) the difference between (i) the number of Escrow Shares and (ii) the sum of (A) the number of Series A Escrow Preference Shares, if any, and (B) the number of Series C Escrow Preference Shares, if any, multiplied by (b) the quotient of (i) the number of Common Exchange Ratio Escrow Shares divided by (ii) the number of Escrow Merger Shares.

“Common Exchange Ratio” shall mean the quotient of (a) the number of Available Remaining Shares divided by (b) the As Converted Company Common Shares.

“Common Exchange Ratio Escrow Shares” shall mean the number of shares of Parent Common Stock obtained by multiplying (a) the Common Exchange Ratio by (b) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Company Certificate of Incorporation” shall mean the Company’s Second Amended and Restated Certificate of Incorporation, including all amendments thereto.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Contract” shall mean any Contract, including any amendment or supplement thereto: (a) to which the Company or any Company Subsidiary is a party; (b) by which the Company or any Company Subsidiary or any of their respective assets is or may become bound or under which the Company or any Company Subsidiary has, or may become subject to, any obligation; or (c) under which the Company or any Company Subsidiary has or may acquire any right or interest.

“Company Disclosure Schedule” shall mean the schedule (dated as of the date of this Agreement) delivered to Parent on behalf of the Company on the date of this Agreement and signed by the President of the Company.

“Company IP” shall mean all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to the Company or any Company Subsidiary.

“Company IP Contract” shall mean any Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company or any Company Subsidiary.

“Company Options” shall mean all options to purchase shares of Company Common Stock issued and outstanding under the Stock Option Plans or under any stock option agreement.

“Company Preferred Stock” shall mean, collectively, the Series A Preferred Stock and Series C Preferred Stock.

“Company Subsidiary” shall mean any Subsidiary of the Company.

A “Company Triggering Event” shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend that the Company’s stockholders vote to approve the Merger or shall for any reason have withdrawn or shall have modified in a manner adverse to Parent the Company Board Recommendation; (ii) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the Company Board Recommendation; (iii) the Company shall have failed to hold the Company Stockholders’ Meeting within 60 days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such 60 day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (iv) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5); or (vi) the Company or any director, officer or agent of the Company shall have willfully and intentionally breached the provisions set forth in Section 4.5 of the Agreement.

“Company Warrants” shall mean warrants issued by the Company to acquire shares of Company Common Stock.

“Confidentiality Agreement” shall mean that certain letter agreement dated November 9, 2006, by and between Parent and the Company as amended by Section 4.1 hereof.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, mortgage, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Damages” shall include any loss, damage, injury, decline in value, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’

fees), charge, cost (including reasonable costs of investigation) or expense of any nature, provided that Damages shall not include any Indemnitee’s consequential, incidental, punitive or special damages.

“Dissenting Shares” shall mean any shares of capital stock of the Company held by Dissenting Stockholders.

“Dissenting Stockholders” shall mean stockholders duly exercising appraisal rights pursuant to Section 262 of the DGCL with respect to the Merger.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Escrow Merger Shares” shall mean the difference between (i) the Merger Shares minus (ii) the sum of (a) the As Converted Option and Warrant Shares, (b) the number of shares of Parent Common Stock issuable pursuant to Section 1.5(a)(i), and (c) the number of shares of Parent Common Stock issuable pursuant to Section 1.5(a)(ii).

“Escrow Shares” shall mean the Base Escrow Shares plus the Second Escrow Shares.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio Price” shall mean the average of the last reported sales prices (based on regular day trading and excluding any aftermarket trading) of one share of Parent Common Stock as quoted on Nasdaq over the 20 consecutive trading days ending 1 trading day prior to the Closing Date.

“Expenses” shall mean, with respect to Parent or the Company, as applicable, the reasonable out of pocket fees and expenses (including all reasonable fees and expenses of legal counsel, accountants, financial advisors and investment bankers of such party) incurred by such party or on its behalf in connection with the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement, the filing or any required notices under applicable antitrust law or other regulations and all other matters related to this Agreement, the Merger and the other transactions contemplated hereby.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“Foreign Plan” shall mean: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States; (b) any Plan maintained or contributed to by the Company or any Company Subsidiary that is not subject to U.S. federal or state law; and (c) any Plan that covers or has covered employees of the Company or any Company Subsidiary whose services are performed primarily outside of the United States.

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock pursuant to the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Governmental Authorization” shall mean any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, supranational or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal) including but not limited to the United States Food and Drug Administration.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including the Surviving Corporation and the Surviving Entity); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.

“Intellectual Property” shall mean United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, copyrights, including registrations and applications for registration thereof, software, formulae, customer lists, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries) confidential information and other proprietary rights and intellectual property, whether patentable or not.

“Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

“Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the stockholders of the Company in connection with the Company Stockholders’ Meeting and to the stockholders of Parent in connection with the Parent Stockholders’ Meeting.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or matter. Knowledge with respect to the Company with respect to any fact or matter means that any of the following persons have Knowledge with respect to such fact or matter: Carlos Riva, John McCarthy, John Malloy, Bar Littlefield, David Agneta, Greg Luli, Russ Heissner and Joe Manfredonia. Knowledge with respect to the Parent means that any of the following individuals have Knowledge of such fact or matter: Edward Shonsey, Anthony Altig, Martin Sabarsky, William Baum, Jeff Black, Keith Kretz and Patrick Simms.

“Legal Proceeding” shall mean any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Material Adverse Effect” An event, violation, inaccuracy, circumstance or other matter shall be deemed to have a “Material Adverse Effect” on the Company if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of the Company and the Company Subsidiaries, taken as a whole, or the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its covenants or obligations under this Agreement to be performed prior to the Closing Date; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect on the Company: (a) any change in the business, condition, assets, liabilities, operations or financial performance of the Company and the Company Subsidiaries taken as a whole caused by, related to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement thereof, (b) any failure by the Company to meet internal projections or forecasts for any period, (c) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which the Company competes, (d) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, or (e) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof. An event, violation, inaccuracy, circumstance or other matter shall be deemed to have a “Material Adverse Effect” on Parent if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Parent and the Parent Subsidiaries, taken as a whole, or the ability of Parent to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its covenants or obligations under this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect on Parent: (t) any change in the market price or trading volume of Parent Comment Stock after the date of this Agreement, (u) any change in the business, condition, assets, liabilities, operations or financial performance of Parent and the Parent Subsidiaries taken as a whole caused by, related to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement thereof, (v) any failure by Parent to meet internal projections or forecasts or published revenue or earnings predictions for any period, (w) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which Parent competes, (x) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing or (y) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof.

“Merger Consideration,” with respect to a holder of capital stock of the Company, shall mean (a) the Merger Shares issuable to such holder in accordance with Section 1.5(a) upon the surrender of the Company Stock Certificate or Company Stock Certificates held by such holder, (b) the rights of such holder with respect to the Escrow Shares held by the Escrow Agent on behalf of such holder, and (c) the right of such holder to receive cash in lieu of fractional shares of Parent Common Stock in accordance with Section 1.8.

“Merger Shares” shall mean the number of shares of Parent Common Stock to be issued by Parent in connection with the Merger in accordance with, and subject to the terms and conditions of, this Agreement, which is equal to 15,000,000 shares of Parent Common Stock, minus the Closing Debt Adjustment Amount, if any.

“Nasdaq” shall mean the Nasdaq Stock Market, Inc.

“Order” shall mean any decree, injunction, order, writ, judgment or similar action.

“Parent Common Stock” shall mean the common stock, $0.001 par value per share, of Parent.

“Parent Contracts” shall mean any Contract, including any amendment or supplement thereto: (a) to which Parent or any Parent Subsidiary is a party; (b) by which Parent or any

Parent Subsidiary or any of their respective assets is or may become bound or under which Parent or any Parent Subsidiary has, or may become subject to, any obligation; or (c) under which Parent or any Parent Subsidiary has or may acquire any right or interest.

“Parent Disclosure Schedule” shall mean the schedule (dated as of the date of this Agreement) delivered to the Company on behalf of the Parent on the date of this Agreement and signed by the Chief Executive Officer of the Company.

“Parent IP” shall mean all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to Parent or any Parent Subsidiary.

“Parent IP Contract” shall mean any Contract to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Parent IP or any Intellectual Property developed by, with, or for Parent or any Parent Subsidiary.

“Parent Product” shall mean any product in development, out-licensed, sold or otherwise made available to third parties for purchase or use by Parent.

“Parent Stock Option Plans” shall mean Parent’s 1994 Employee Incentive and Non-Qualified Stock Option Plan, as amended, Stock Option Plan for Non-Employee Directors, 1997 Equity Incentive Plan, 1999 Non-Employee Directors Stock Option Plan, 1999 Employee Stock Purchase Plan and 2005 Non-Employee Directors Equity Incentive Plan.

“Parent Subsidiary” shall mean any Subsidiary of Parent.

A “Parent Triggering Event” shall be deemed to have occurred if: (i) the board of directors of Parent shall have failed to recommend that Parent’s stockholders vote to approve the Merger and the issuance of Parent Common Stock in the Merger or shall for any reason have withdrawn or shall have modified in a manner adverse to the Company the Parent Board Recommendation; (ii) Parent shall have failed to include in the Joint Proxy Statement/Prospectus the Parent Board Recommendation; (iii) Parent shall have failed to hold the Parent Stockholders’ Meeting within 60 days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such 60 day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (iv) the board of directors of Parent shall have approved, endorsed or recommended any Acquisition Proposal; (v) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5); or (vi) Parent or any director, officer or agent of Parent shall have willfully and intentionally breached the provisions set forth in Section 4.5 of the Agreement.

“Parent Warrants” shall mean the warrant to purchase 1,293,211 shares of Parent Common Stock issued by Parent to Syngenta Participations AG.

“Permitted Encumbrance” means any Encumbrance that (i) is listed in item 1 and item 2 of Section A-1 of the Company Disclosure Schedule or the Parent Disclosure Schedule as applicable, (ii) is listed as items 3, and 9 through 30, inclusive, appearing in Schedule B, Section 2 of that certain Title Insurance Commitment No. 452676COM issued by First American Title Insurance Company with an effective date of January 15, 2007 with respect to real property owned by the Company, (iii) arise out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (iv) represents the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law, (v) in the case of any Contract, are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, or (vi) individually or in the aggregate would not reasonably be expected to interfere in any material respect with the use of the assets or the conduct of normal business operations of the relevant party.

“Person” shall mean any individual, Entity or Governmental Body.

“Plans” shall mean each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement sponsored, maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary for the benefit of any employee of the Company or any Company Subsidiary.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Related Agreements” shall mean the Voting Agreements, the Lockup Agreements, the Promissory Note, the Certificate of Merger, the Escrow Agreement, and any other documents or agreements executed in connection with this Agreement or the transactions contemplated hereby.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the Securities and Exchange Commission.

“Second Escrow Shares” shall mean such number of Merger Shares equal to $100,000 divided by the Exchange Ratio Price.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Escrow Non-Preferred Percentage” shall mean the quotient of (a) the number of Series A Escrow Non-Preferred Shares divided by (b) the number of Aggregate Escrow Non-Preferred Shares.

“Series A Escrow Non-Preferred Shares” shall mean the number of shares of Parent Common Stock obtained by multiplying (a) the difference between (i) the number of Escrow Shares and (ii) the sum of (A) the number of Series A Escrow Preference Shares, if any, and (B) the number of Series C Escrow Preference Shares, if any, by (b) the quotient of (i) the number of Series A Non-Preferred Exchange Ratio Shares divided by (ii) the number of Escrow Merger Shares.

“Series A Non-Preferred Exchange Ratio Shares” shall mean the number of shares of Parent Common Stock obtained by multiplying (a) the Common Exchange Ratio by (b) the aggregate number of shares of Company Common Stock issuable upon conversion of the Series A Preferred Stock outstanding immediately prior to the Effective Time.

“Series A Preference Shares” shall mean the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time, multiplied by (ii) the quotient of (A) the sum of (1) $11.58 plus (2) the Average Accrued Per Share Series A Dividend, divided by (B) the Exchange Ratio Price.

“Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Series C Escrow Non-Preferred Percentage” shall mean the quotient of (a) the number of Series C Escrow Non-Preferred Shares divided by (b) the number of Aggregate Escrow Non-Preferred Shares.

“Series C Escrow Non-Preferred Shares” shall mean the number of shares of Parent Common Stock obtained by multiplying (a) the difference between (i) the number of Escrow Shares and (ii) the sum of (A) the number of Series A Escrow Preference Shares, if any, and (B) the number of Series C Escrow Preference Shares, if any, by (b) the quotient of (i) the number of Series C Non-Preferred Exchange Ratio Shares divided by (ii) the number of Escrow Merger Shares.

“Series C Non-Preferred Exchange Ratio Shares” shall mean the number of shares of Parent Common Stock obtained by multiplying (a) the Common Exchange Ratio by (b) the aggregate number of shares of Company Common Stock issuable upon conversion of the Series C Preferred Stock outstanding immediately prior to the Effective Time.

“Series C Preference Shares” shall mean the number of shares of Parent Common Stock obtained by adding (a) the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time, multiplied by (ii) the quotient of (A) the sum of (1) $0.453025394 plus (2) the Average Accrued Per Share Series C Dividend, divided by (B) the Exchange Ratio Price, and (b) the product of (i) the number of shares of Series C Preferred Stock that were subject to

Bridge Warrants immediately prior to the Effective Time multiplied by (ii) the quotient of (A) $0.453025394, divided by (B) the Exchange Ratio Price.

“Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $0.001 per share, of the Company.

“Specified Indebtedness” shall mean, on a consolidated basis, the sum of (i) the aggregate principal amount of all indebtedness for borrowed money of the Company owed to Parent pursuant to the Promissory Note and any Third Party Loans as such term is defined in the Promissory Note and (ii) that portion, if any, of the Company’s net working capital (calculated by subtracting the Company’s current liabilities (and in any event excluding (A) costs related to the transactions contemplated by this Agreement, including costs incurred under Section 5.12(b) (but, for all purposes, including any current liabilities accrued for bonuses as contemplated by item 3 of Part 2.11 of the Company Disclosure Schedule), (B) accrued dividends on Company Preferred Stock, (C) principal and interest owing under the Bridge Notes, (D) the current portion of any indebtedness referred to in clause (i) above and (E) any liability in the nature of deferred revenue) from its current assets (as determined in accordance with GAAP and consistent with the Company’s most recent regularly prepared balance sheet) based on a recently prepared balance sheet of the Company) as of the First Anticipated Closing Date or any Subsequent Anticipated Closing Date, as applicable, that is less than negative $1.5 million (with any such portion of the Company’s net working capital that is less than negative $1.5 million being considered a positive number for purposes of calculating “Specified Indebtedness”).

“Stock Option Plans” shall mean the Company’s 1995 Stock Option Plan for Non-Employee Directors, the Company’s 1998 Stock Option Plan, the Company’s 2004 Equity Incentive Plan and the Company’s 2006 Equity Incentive Plan.

“Subsidiary” Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Company’s or Parent’s stockholders, as applicable, prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Company’s or Parent’s, as applicable, capital stock or (ii) a sale, lease, exchange, transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Company or Parent and their Subsidiaries, taken as a whole, as applicable, in a single transaction or a series of related transactions that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement; and (b) is on terms and conditions that the board of directors of the Company or Parent, as applicable, determines, in its good faith judgment, after taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor (if any): (x) is more favorable to Parent’s stockholders or the Company’s stockholders, as applicable, than the terms of the Merger; and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if (I) any financing required to consummate the transaction contemplated by such offer is not committed unless the board of directors of the Parent or the Company, as applicable, determines in good faith, that any required financing is reasonably capable of being obtained by such third party, or (II) the consummation of such transaction is contingent on any such financing being obtained.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, addition to tax, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.